United States
Securities and Exchange Commission

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §.240.14a-12

CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022 PROXY STATEMENT Notice of Annual Meeting of Shareholders JUNE 9, 2022

GUIDE TO CHESAPEAKE’S PROXY

1	Letter to Shareholders
2	Notice of 2022 Annual Meeting of Shareholders
3	Roadmap of Voting Items
4	2021 – 2022 Operational/Financial Highlights
5	2021 – 2022 ESG Highlights
8	Voting and Meeting Information
10	GOVERNANCE
10	PROPOSAL 1: Election of Directors
13	Board Composition
14	Director Balance and Background
18	Tone at the Top — Our Core Values
19	Our Board of Directors
25	How We Oversee and Manage Enterprise Risk
26	Investor Outreach
27	EXECUTIVE COMPENSATION
27	PROPOSAL 2: Advisory Vote to Approve Named Executive Officer Compensation
28	Q&A with Brian Steck, Compensation Committee Chair
31	Compensation Discussion and Analysis
32	Our Strategy
33	2021 Performance Highlights
35	Compensation Philosophy
36	Shareholder Outreach
36	Process for Determining Executive Compensation
36	Independent Compensation Consultant
37	Primary Executive Compensation Elements for 2021
39	Compensation Actions for 2021
43	2021 Long-Term Incentive Program
46	2022 Executive Compensation Decisions
47	Other Executive Compensation Matters
49	Compensation Committee Report
49	Summary Compensation Table for 2021
58	2021 Director Compensation
60	AUDIT
60	PROPOSAL 3: Ratification of PwC as Independent Registered Public Accounting Firm for 2022
62	Independent Auditor Information
63	Audit Committee Report
64	SHARE OWNERSHIP
64	Holdings of Major Shareholders
65	Securities Ownership of Officers and Directors
65	Equity Compensation Plan Information
66	Section 16(a) Beneficial Ownership Reporting Compliance
67	SHAREHOLDER MATTERS
67	Submitting Shareholder Proposals for 2023 Annual Meeting
67	Additional Shareholder Engagement and Corporate/Social Responsibility
68	Forward-Looking Statements

INDEX OF FREQUENTLY
REQUESTED INFORMATION
62	Auditor Fees
60	Auditor Tenure
19	Board Leadership
22	Board Meeting Attendance
57	CEO Pay Ratio
48	Clawback Policy
36	Compensation Consultants
11	Director Biographies
16	Director Independence
14	Director Qualifications
13	Director Retirement Policy
48	Hedging Policy
36	Investor Outreach
43	Long-Term Incentive Program
37	Pay for Performance Compensation Elements
38	Peer Group
48	Pledging Policy
24	Political Spending and Lobbying Oversight
67	Proxy Access
17	Related Party Transactions
25	Risk Oversight
54	Severance Benefits
65	Share Ownership for Executives and Directors
47	Share Ownership Requirements
67	Shareholder Proposal Deadlines for 2023

ONLINE 2022 PROXY STATEMENT
chk.com/investors/annual-meeting
ONLINE 2021 ANNUAL REPORT
chk.com/investors/annual-report
(first sent or made available on April 29, 2022)

In this Proxy Statement, we refer to Chesapeake Energy as the “Company,” “we,” “our,” “us,” “Chesapeake Energy” and “Chesapeake.”

Dear Fellow Shareholders,



We sit at a critical point in human history. Inflation is increasing at its fastest rate in 40 years, stifling economic growth and impacting the cost of nearly every product we have come to rely on. Russia's senseless invasion of Ukraine and the suffering it has brought to the Ukrainian people has been shocking and heartbreaking. This gratuitous war and the economic impact brought on by decades of failed public policy has reinforced that we must think long and hard about how to increase the world's energy security, forcing a long-overdue conversation about where energy comes from, its cost and what it means to people's daily lives.

This conversation around energy sourcing has surfaced the debate about whether climate concerns "or" energy security should be the determining factor in setting energy policy. We are strident in our view that "or" is the wrong question and policy makers should be seeking solutions that deliver lower carbon energy AND security from geopolitical pressure AND reliable deliverability AND affordability. **Chesapeake is "Answering the Call" to deliver energy that meets all of these needs.**

Constructive and honest dialogue between industry, government officials and NGO groups is needed to develop practical long-term solutions. We recognize to be included in constructive dialogue on energy supply our industry must commit to reducing our carbon footprint further and be accountable for those reductions over time.

Delivering reliable, affordable, lower carbon energy will not happen in a vacuum. First and foremost, it requires that Chesapeake build a sustainable business, and 2021 proved to be a foundational year in that effort. Behind a committed workforce and a new Board of Directors and management team, Chesapeake demonstrated that it has the strategy, assets and people to become a standard-bearer for the modern energy industry.

This starts with our relentless focus on safely and responsibly executing the critical value drivers for our company. In 2021, we made significant strides across each of these areas, and we are well on our way to building upon that success in 2022 and beyond:

VALUE DRIVERS	2021	2022 AND BEYOND
Superior capital returns	• ~$1.26 billion in adjusted free cash flow • ~35% reinvestment rate of adjusted EBITDAX	• >$9 billion of estimated adjusted free cash flow through 2026 (based on February 2022 commodity prices)
Returning cash to shareholders	• Initiated and increased base dividend • Established variable dividend program • Authorized share and warrant repurchase program	• $0.9 – $1.1 billion estimated total dividends payable in 2022 • Plan to repurchase up to $1 billion of equity by YE 2023
Maintaining balance sheet strength	• Committed to maintaining <1x long term leverage	• Pro forma ~0.7x 2022E net debt-to-EBITDAX ratio
ESG excellence across all aspects of our business	• First company to independently certify its Haynesville operations as responsibly sourced; earned Grade "A" MiQ and EO100 certifications • Aligned Executive Compensation Program • Established Board-level ESG Committee • Installed ~1,800 continuous methane monitoring devices	• Delivering ~6 bcf/d of certified responsibly sourced gas by YE 2022 • Retrofitting >19,000 pneumatic devices — reducing reported GHG emissions by ~40% and methane emissions by ~80%

Our commitment to stakeholders is that we will not cut corners in our pursuit of excellence. This starts with our firm belief that above all else, we must be stewards of the communities in which we live and operate. This is a responsibility we do not take lightly, and it is one that guides our values and culture. It is why we fervently embrace a lower carbon future and are proud to play an important role in meeting the ambitions of the Paris Agreement. It is also why we are constantly innovating across all aspects of our business, challenging the status quo, and driving for solutions to make us a stronger, more competitive enterprise.

While a single company may not solve the energy security challenge facing the world today, we believe Chesapeake has a unique opportunity to play a leadership role in that undertaking. Our desire to answer the call for reliable, affordable, lower carbon energy unites our employees, management team and Board, and we are eager to continue our pursuit of that worthy mission.

Thank you for your investment in our company.

Domenic J. "Nick" Dell'Osso, Jr.
President, Chief Executive Officer and Director

Michael A. Wichterich
Executive Chairman of the Board

2 // CHESAPEAKE ENERGY CORPORATION You are invited to attend Chesapeake Energy Corporation’s 2022 Annual Meeting of Shareholders. This page contains important information about the meeting, including how you can make sure your views are represented by voting today. Sincerely, Benjamin E. Russ Executive Vice President – General Counsel and Corporate Secretary Date: Thursday, June 9, 2022 Attending the Virtual Meeting: The Annual Meeting will be completely virtual. You may attend the meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting VirtualShareholderMeeting.com/CHK2022. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the Annual Meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. Time: 10:00 a.m. Central Time Virtual Meeting Webcast: VirtualShareholderMeeting.com/CHK2022 VOTING Q&A Who can vote? Shareholders of record as of the close of business on the record date, April 11, 2022 How many shares are entitled to vote? 127,185,697 shares of common stock How many votes do I get? One vote for each director and one vote on each proposal for each share you hold as of April 11, 2022 How can I vote? You can submit your vote in any of the following ways: INTERNET VIA COMPUTER: Via the Internet at proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form. INTERNET VIA TABLET OR SMARTPHONE: By scanning the QR code. You will need the 16-digit number included in your notice, proxy card or voter instruction form. TELEPHONE: Call toll-free (800) 690-6903 or the phone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form. MAIL: If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope. VIRTUALLY DURING MEETING: To vote your shares during the Annual Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficul- ties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log in page. AGENDA PROPOSAL 1: Elect seven director nominees named in the proxy for the coming year (read more on page 10). Your Board recommends a vote FOR the election of each director nominee. Vote required: majority of votes cast (pursuant to majority- vote policy). PROPOSAL 2: Approve named executive officer compen- sation in advisory vote (read more on page 27). Your Board recommends a vote FOR Proposal 2. Vote required: plurality of votes cast. PROPOSAL 3: Ratify the appointment of Pricewaterhouse- Coopers LLP (PwC) as independent auditor for 2022 (read more on page 60). Your Board recommends a vote FOR Proposal 3. Vote required: plurality of votes cast. Other Business: Shareholders will also transact any other business that properly comes before the meeting. Abstentions and Broker Non-Votes: For Proposal 3, ab- stentions will not be counted as a vote for or against and no broker non-votes are expected. For all other proposals, abstentions and broker non-votes will not be counted as a vote for or against. Roadmap of Voting Items: See “Roadmap of Voting Items” for more detailed information regarding each proposal. NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

VOTING ITEM BOARD RECOMMENDATION PROPOSAL 1 Election of Directors (page 10) We are asking shareholders to vote on each director nominee to the Board of Directors (Board) named in the Proxy Statement. The Board and Nominating and Corporate Gover- nance Committee believe that the director nominees have the qualifications, experience and skills necessary to represent shareholder interests through service on the Board. FOR PROPOSAL 2 Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay) (page 27) We have designed our executive compensation program to attract and retain high- performing executives and align executive pay with Company performance and the long- term interests of its shareholders. We are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers (NEOs) as described in this Proxy Statement. The Board values shareholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. FOR PROPOSAL 3 Ratification of Appointment of Independent Registered Public Accounting Firm (page 60) The Audit Committee has appointed PwC to serve as the Company’s independent reg- istered public accounting firm for the fiscal year ending December 31, 2022. The Audit Committee and the Board believe that the continued retention of PwC to serve as the independent auditor is in the best interests of the Company and its shareholders. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s appointment of PwC. FOR ROADMAP OF VOTING ITEMS // 3 ROADMAP OF VOTING ITEMS

4 // CHESAPEAKE ENERGY CORPORATION Adjusted free cash flow (a)(b) $1.258mm Adjusted EBITDAX $2.145mm Cash balance 12/31/2021 $905mm Maintained net debt-to-EBITDAX(b)(c) <1x Increased base dividend 27% Dividends paid $119 mm 2021 – 2022 Operational/Financial Highlights Increasing free cash flow. Enhancing scale. Delivering RSG to premium markets. Returning cash to shareholders. • Disciplined capital investment program – Focused on highest return investments – Resulting in ~35% reinvestment of adjusted EBITDAX in 2021 • Proved reserves of ~1.6 billion barrels of oil equivalent (boe) at year end 2021 – Standardized measure of discounted future net cash flows of ~$12.3 billion • Return of cash to shareholders – Established base and variable dividend programs – Announced $1 billion equity repurchase program, expected to be executed by 2023 • Responsibly sourced gas (RSG) initiatives in two basins Oklahoma City Headquarters Haynesville Eagle Ford Marcellus (a) Free cash flow (non-GAAP) = Net cash provided by (used in) operating activities (GAAP) + Cash paid for reorganization items, net – Capital expenditures. (b) Non-GAAP measure as defined in the supplemental financial tables available on the Company’s website at http://investors.chk.com/non-gaap-financials. (c) Net debt (non-GAAP) = Total GAAP debt – Premiums and issuance costs on debt – cash and cash equivalents. Adjusted EBITDAX is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation and amortization, exploration expenses and other. Two Strategic Acquisitions 2021 – 2022 Simplifying and strengthening portfolio. Advancing our highest-return assets. HAYNESVILLE: VINE ENERGY INC. (November 2021) Acquired Vine at zero premium using 8% cash + 92% equity Added Haynesville/Bossier locations at >50% ROR at $2.50 gas ~370 premium Consolidated Haynesville to become the  largest producer in the area Aggregated dominant gas supply position adjacent to export markets ~1.6 bcf/d net (2Q’21) MARCELLUS: CHIEF E&D HOLDINGS, LP (March 2022) Acquired Chief for $2B cash + $650,000 common stock Added Marcellus locations ~500 undeveloped Increased premium locations with >50% ROR at $2.50 gas by ~25% Incremental Marcellus capacity by 2023 combined vs. stand-alone companies ~200 mmcf/d Average annual synergies $50 mm – $70 mm The Vine and Chief acquisitions were both immediately accretive to: Cash flow/share FCF/share(a)(b) FCF yield(a)(b) LOE/boe GP&T/boe G&A/boe GHG emissions profile

2021 – 2022 HIGHLIGHTS // 5 2021 – 2022 ESG Highlights Formation of ESG Board Committee In 2021, we established a new Board with a dedicated Environmental and Social Governance Committee to oversee our environmen- tal and social governance strategy, programs, policies and practices. The Committee is chaired by a seasoned energy consultant, Sarah Emerson, with over three decades of experience in this field. Our employees are committed to delivering the reliable, affordable, lower carbon energy the world desperately needs. Our duty to being stewards of the communities in which we operate and live is not one we take lightly and guides our culture and values. We are constantly innovating across all aspects of our business, firmly embracing a lower carbon future and proudly playing an important role in helping meet the ambitions of the Paris Agreement as we strive to achieve net zero direct GHG emissions by 2035. Environmental Initiatives • Set aggressive short-term greenhouse gas (GHG) and methane intensity reduction goals, with a view toward achieving net zero direct (Scope 1) GHG emissions by 2035. • Conducted third-party verification and validation of certain performance metrics, including GHG emissions. • Published an ESG microsite (esg.chk.com) dedicated to reporting ESG metrics and progress toward climate-related targets. • Successful acquisition of Vine Energy Inc. and Chief E&D Holdings, which are accretive to our overall GHG emissions profile. • First company to pursue RSG certification across two major shale basins and continuously monitor production. – In the Haynesville basin, certified 100% of our production as RSG under EO100/MiQ for our legacy Louisiana asset and through Project Canary’s IES TrustWell certification process for our Vine acreage. – First producer in the Haynesville to be certified against the EO100 standard. – Achieved Grade “A” RSG certification from MiQ and dually certified our volumes under EO100’s Standard for Responsible Energy Development, which covers a broad range of environmental, social and governance criteria. – In the Marcellus basin, we are on track to certify our legacy Marcellus production as RSG under EO100/MiQ by the end of the 2Q 2022 and our newly acquired acreage (from Chief E&D Holdings) by YE 2022. – As a key feature of our RSG certification, we are installing continuous methane emissions monitoring devices. As of March 2022, we have installed ~1,800 devices for methane detection and monitoring. • Investing over $30 million in ESG related initiatives by year end 2022, including retrofitting over 19,000 pneumatic devices which are expected to reduce GHG emissions by ~40% and methane emissions by ~80%. • Revised executive and employee compensation program to cap Annual Incentive Plan payout at target for all performance metrics if we fail to achieve threshold levels of environmental and safety performance. Social Governance Initiatives • New Board and management team installed. • Aligned executive compensation program with shareholder returns. • Commitment to diversity, equity and inclusion (DEI), including adoption of Diversity Council, hiring of a dedicated DEI professional and mandatory employee training programs. • Conducted a pay equity study to rein- force equitable treatment of employees. • Created a pilot supplier diversity program, with oversight by a supplier diversity team, to build our network of diverse suppliers. • Our Code of Business Conduct defines the responsibilities all employees bear toward supporting our core values, including inclusion and diversity of thoughts and ideas. • Established a human rights policy to define standards we have set for our op- erations and supply chain management, upholding the UN’s Guiding Principles on Business and Human Rights. • Produced Sustainability Report, which is available on our ESG microsite and includes, among other items, a detailed update on progress toward social governance initiatives. • Commitment to supporting the com- munities we serve through philanthropy and volunteerism.

6 // CHESAPEAKE ENERGY CORPORATION When is the Annual Meeting? The Annual Meeting will be held on June 9, 2022, at 10:00 a.m., Central Time. Where is the Annual Meeting? The Annual Meeting will be completely virtual. Shareholders can attend the virtual Annual Meeting by visiting VirtualShareholderMeeting.com/CHK2022. Who is entitled to vote? You may vote at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of record of Ches- apeake common stock as of the close of business on April 11, 2022, the record date for the Annual Meeting. Each share of Chesapeake common stock is entitled to one vote at the Annual Meeting. On the record date, there were 127,185,697 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting. There are no cumulative voting rights associated with Chesapeake common stock. How many votes must be present to hold the Annual Meeting? A majority of the shares of the common stock entitled to vote must be present online or by proxy at the Annual Meeting to constitute a quorum and to transact business. Your shares will be counted as “present” at the Annual Meeting if you properly return a proxy by the Internet, telephone or mail, or if you join the virtual Annual Meeting. Abstentions and broker non- votes, if any, will be counted for purposes of establishing a quorum at the Annual Meeting. Who is soliciting my vote? Our Board is soliciting your proxy to vote your shares at the Annual Meeting. We have delivered printed versions of these materials to you by mail in connection with our solicitation of proxies for use at the Annual Meeting. What is included in the proxy materials for the Annual Meeting? The proxy materials for the Annual Meeting include: • The Notice of Annual Meeting of Shareholders • This Proxy Statement These proxy materials also include the proxy card or voting instruction form for the Annual Meeting. These materials are expected to be first mailed to shareholders on or about April 29, 2022. What happens if other matters are properly presented at the Annual Meeting? We are not aware of any other proposals that will be submitted to shareholders at the Annual Meeting. However, if any matter not described in this Proxy Statement is properly presented for a vote at the meeting, the persons named on the proxy form will vote in accordance with their judgment. Discretionary authority to vote on other matters is included in the proxy. What happens if a director nominee is unable to serve? We do not know of any reason why any nominee would be un- able to serve as a director. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the Board’s size. If the Board nominates a different individual, the shares represented by all valid proxies will be voted for that nominee. How do I vote? There are five ways to vote: INTERNET VIA COMPUTER: Via the Internet at proxy- vote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form. INTERNET VIA TABLET OR SMARTPHONE: By scan- ning the QR code. You will need the 16-digit number included in your notice, proxy card or voter instruction form. TELEPHONE: Call toll-free (800) 690-6903 or the tele- phone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form. MAIL: If you received a paper copy of your proxy ma- terials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope. VIRTUALLY DURING MEETING: To vote your shares during the Annual Meeting, click on the vote button provided on the screen and follow the instructions provided. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log in page. VOTING AND MEETING INFORMATION

VOTING AND MEETING INFORMATION // 7 What proposals will be voted on? What are the voting standards and how does the Board recommend that I vote? VOTING ITEM BOARD RECOMMENDATION VOTING STANDARD† TREATMENT OF ABSTENTIONS AND BROKER NON-VOTES* Proposal 1. Election of Directors FOR EACH NOMINEE Majority of votes cast No effect MANAGEMENT PROPOSALS Proposal 2. Advisory Vote to Approve Named Executive Officer Compensation** FOR Plurality of votes cast No effect Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm FOR † We have a majority-vote standard for the election of directors: Under our Bylaws, we have implemented a majority-vote standard for the uncontested election of directors. If a non-incumbent director nominee receives a greater number of votes “against” that nominee’s election than “for” that nominee’s election, the nominee will not be elected a director. In addition, if the number of votes “against” an incumbent director’s election exceeds the number of votes “for” such director, the incumbent nominee must promptly comply with the resignation procedures outlined in our Corporate Governance Principles. For this purpose, abstentions and broker non-votes are not counted as a vote either “for” or “against” the director. * Broker Non-Votes: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under applicable Nasdaq Stock Market rules, the organization that holds your shares may generally vote on “routine” matters, but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Routine Matters: The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2022 (Proposal 3) is the only routine matter to be presented at the Annual Meeting on which brokers or other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Therefore, no broker non- votes are expected in connection with Proposal 3. Non-Routine Matters: Each of the other proposals, including the election of directors (Proposal 1) and the advisory resolution approving our NEO compensation (Proposal 2), are considered non-routine matters under applicable Nasdaq Stock Market rules. A broker or other nominee cannot vote on non-routine matters without instructions, and therefore broker non-votes may exist in connection with Proposals 1 and 2. ** Advisory Votes: Your vote on Proposal 2 is “advisory” and therefore will not be binding upon the Compensation Committee or the Board. However, our Compensation Committee and the Board will carefully consider the outcome of the vote when reviewing future compensation arrangements for our executive officers.

8 // CHESAPEAKE ENERGY CORPORATION VOTING AND MEETING INFORMATION Why is the Annual Meeting a virtual meeting? We have decided to hold our Annual Meeting virtually because we believe that it will enable greater shareholder attendance and participation from any location around the world. We are also sensitive to the ongoing COVID-19 (Coronavirus) and related public health protocols and travel concerns of our shareholders and employees. How can I access the proxy materials electronically or sign up for electronic delivery, and thereby help us reduce the environmental impact of our annual meetings? Important Notice of Internet Availability of Chesa- peake’s Proxy Materials for the 2022 Annual Meeting and Future Materials. We use the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, we have sent a Notice of Internet Availabil- ity of Proxy Materials, or Notice, to you, which provides instructions on how to use the Internet to: • View our proxy materials for the annual meetings • Instruct us to send future proxy materials to you by email • Request a printed copy of the proxy materials All shareholders will also be able to access the proxy mate- rials online or to request a printed set of the proxy materials at proxyvote.com. We encourage shareholders to take ad- vantage of online availability of the proxy materials to help reduce the environmental impact of our annual meetings, and reduce our printing and mailing costs. What is the difference between a shareholder of record and a beneficial owner of shares held in street name? Shareholder of Record. If your shares are registered directly in your name with the Company’s registrar and transfer agent, EQ Shareowner Services, you are considered a shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank or other institutional account, then you are a “beneficial owner” of shares held in “street name,” and a Notice of the Annual Meeting was mailed to you by that organization. This means that you vote by providing instructions to your broker rather than directly to the Company. Unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf, except on any proposal that is a rou- tine matter (see discussion of “broker non-votes” above). For your vote on any other matters to be counted, you will need to communicate your voting decisions to your broker, bank or other institution before the date of the Annual Meeting using the voting instruction form that the institution provides to you. If you would like to vote your shares during the virtual meet- ing, you must provide a proxy from your financial institution. Do we have a policy about directors’ attendance at the Annual Meeting? Yes. Pursuant to our Corporate Governance Guidelines, direc- tors are expected to attend the Annual Meeting. Can I change my vote or revoke my proxy? Yes. You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and re- turning a new proxy card or a new voter instruction form dat- ed as of a later date, or by voting during the Annual Meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118 prior to the Annual Meeting.

VOTING AND MEETING INFORMATION // 9 Why did my household receive a single set of proxy materials? How can I request an additional copy of the proxy materials and Annual Report? SEC rules permit us to send a single Notice, Proxy Statement and Annual Report to shareholders who share the same last name and address. This procedure is called “householding” and benefits both you and us, as it eliminates duplicate mail- ings and allows us to reduce printing and mailing costs and the environmental impact of our annual meetings. If you are a “shareholder of record” and would like to receive a separate copy of a proxy statement or annual report, either now or in the future, or if you are currently receiving multi- ple copies of the Notice or proxy materials and would like to request householding, please contact us: (i) by email at ir@chk.com; (ii) by telephone at (405) 935-6100 or (iii) in writ- ing to the following address: Attn: Investor Relations, P.O. Box 18496, Oklahoma City, Oklahoma 73154. If you are a “beneficial owner of shares held in street name” and would like additional copies of the Notice, Proxy State- ment or Annual Report, or if you are currently receiving multi- ple copies of the Notice or proxy materials and would like to request householding, please contact your bank, broker or other intermediary. Alternatively, all shareholders can access our Proxy State- ment, Annual Report on Form 10-K and other SEC filings on our investor website at chk.com/investors/sec-filings or on the SEC’s website at sec.gov. Where can I find the voting results of the Annual Meeting? Preliminary voting results will be announced at the Annual Meeting. We expect to report the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting. Who will serve as the inspector of election and count the votes? A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of election and count the votes. Is my vote confidential? Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except: (i) as necessary to meet applicable legal requirements or to assert or defend claims for or against the Company; (ii) to allow for the tabula- tion and certification of votes; and (iii) to facilitate successful proxy solicitation efforts. If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to our management and the Board for review. Who is paying for this proxy solicitation? Proxies will be solicited on behalf of the Board by mail, tele- phone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials will be supplied to brokers, dealers, banks and voting trustees, or their nominees to solicit proxies from beneficial owners, and we will reimburse these institutions for their reasonable expenses. Alliance Advi- sors has been retained to assist in soliciting proxies for a fee of $20,000 plus distribution costs and other expenses. We also pay brokerage firms, banks and similar organizations fees as- sociated with forwarding electronic and printed proxy materials to beneficial holders. In addition, our proxy solicitor and certain of our directors, officers and employees may solicit proxies by mail, by telephone, by electronic communication or in person. Those persons will receive no additional compensation for any solicitation activities.

10 // CHESAPEAKE ENERGY CORPORATION GOVERNANCE Election of Directors WHO ARE YOU VOTING FOR? At the 2022 Annual Meeting, we are asking sharehold- ers to elect seven directors to hold office until the 2023 annual meeting and until their successors have been elected and qualified. All are currently serving as Chesapeake directors. Six of the seven directors were appointed to the Board in February 2021 in connection with our emergence from Chapter 11 bankruptcy, a process in which our current shareholders (and former creditors) were actively engaged. One director, Domenic J. Dell’Osso, Jr., was appointed to the Board in October 2021 upon his engagement as the Company’s President and CEO. Each current Board member was selected based on his or her substantial financial, business and/or environmental expertise and exten- sive E&P industry experience. Our Bylaws currently provide for a minimum of three directors and a max- imum of ten directors, each serving a one-year term, each to hold office until a successor is elected and qualified or until the director’s earlier resignation or removal. Our Board currently has seven members. The Company’s Bylaws provide that, if any incumbent director or any non-incumbent nominee receives a greater number of votes against his or her election than in favor of his or her election, the non-incumbent nominee will not be elected as a director, and the incumbent director will comply with the resignation procedures established under the Company’s Corpo- rate Governance Principles. The Board has nominated the following individuals to be elected as direc- tors until the next annual meeting of shareholders and until their succes- sors are duly elected and qualified. At the Annual Meeting, proxies can be voted only with respect to the seven nominees named in this Proxy Statement. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy. Your Board recommends a vote FOR the election of each nominee. PROPOSAL 1

Benjamin C. Duster, IV Independent Director since February 2021 Cormorant IV Corporation, LLC, Founder and CEO, 2014 – Present Age: 61 PRIOR BUSINESS EXPERIENCE CenterLight Health System, Inc., CEO, 2016 – 2018 Watermark Advisors, LLC, Co-Founder, 2002 – 2015 Wachovia Securities, Inc. (now Wells Fargo), various investment banking positions, 1997 – 2001 Salomon Brothers, Inc. (now CitiGroup Inc.), various investment banking positions, 1985 – 1997 CURRENT PUBLIC COMPANY BOARDS Weatherford International plc (Nasdaq: WFRD) PRIOR PUBLIC COMPANY BOARDS Alaska Communications Systems Group, Inc. (Nasdaq: ALSK) RCN Corporation (Nasdaq: RCN) Multi-Fineline Electronics (Nasdaq: MFLX) Netia, S.A. (Warsaw Stock Exchange: NET) WBL Corporation Ltd. (Singapore Stock Exchange: WBL) Algoma Steel Inc. (Toronto Stock Exchange: AGA) OTHER POSITIONS Cardone Industries, Inc., Director EDUCATION Yale University, BA Economics Harvard Law School, JD Harvard Business School, MBA Timothy S. Duncan Independent Director since February 2021 Talos Energy Inc. (NYSE: TALO), President, CEO and Director, 2018 – Present Age: 49 PRIOR BUSINESS EXPERIENCE Talos Energy LLC, Founder, President, CEO and Director, 2012 – 2018 Phoenix Exploration Company, LP, Senior Vice President of Business Development, and founder, 2006 – 2012 Gryphon Exploration Company, Manager of Reservoir Engineering and Evaluations, 2000 – 2005 Various reservoir engineering and portfolio evaluation functions for Amerada Hess Corporation, Zilkha Energy Company and Pennzoil E&P Company, 1995 – 2000 CURRENT PUBLIC COMPANY BOARDS Talos Energy Inc. (NYSE: TALO) OTHER POSITIONS National Ocean Industries Association, Chairman American Cancer Society CEOs Against Cancer, Greater Houston Chapter, Board Member Mississippi State University, Member of Foundation Board and College of Engineering Advisory Council EDUCATION Mississippi State University, BS Petroleum Engineering University of Houston, MBA Domenic J. Dell’Osso, Jr. Director since October 2021 Chesapeake Energy Corporation (Nasdaq: CHK), President and CEO, since October 2021 Age: 45 PRIOR BUSINESS EXPERIENCE Chesapeake Energy Corporation, EVP and CFO, 2010 – 2021 Chesapeake Midstream Development LP, VP – Finance and CFO, 2008 – 2010 Jefferies & Co., Investment Banker, 2006 – 2008 Banc of America Securities Investment Banker, 2004 – 2006 PRIOR PUBLIC COMPANY BOARDS FTS International, Inc. (NYSE: FTSI) OTHER POSITIONS Cristo Rey OKC, Director Catholic Charities of Oklahoma City, Director FracTech International, LLC, former Director Sundrop Fuels, Inc., former Director UMB Bank – OKC, former member of Advisory Board EDUCATION Boston College, BA Economics University of Texas, MBA Michael A. Wichterich Executive Chairman since October 2021 Three Rivers Operating Company LLC, Founder, CEO and Chairman, 2009 – Present Age: 55 PRIOR BUSINESS EXPERIENCE Chesapeake Energy Corporation (Nasdaq: CHK) Chairman, February – October 2021 Interim CEO, April – October 2021 Texas American Resources Company, CFO, 2006 – 2009 New Braunfels Utilities, CFO, 2004 – 2005 Mariner Energy, Inc., CFO, 1998 – 2003 PricewaterhouseCoopers LLP, various positions, 1989 – 1997 PRIOR PUBLIC COMPANY BOARDS Extraction Oil & Gas, Inc. (Nasdaq: XOG) OTHER POSITIONS Bruin E&P Operating, LLC, Director Grizzly Energy, LLC, former Director Sabine Oil & Gas Corporation, former Director USA Compression Partners, LP, former Director EDUCATION University of Texas, BBA Accounting GOVERNANCE // 11

12 // CHESAPEAKE ENERGY CORPORATION Sarah A. Emerson Independent Director since February 2021 Energy Security Analysis, Inc., President, and ESAI Energy, LLC, Managing Principal, 2009 – Present Age: 60 PRIOR BUSINESS EXPERIENCE Energy Security Analysis, Inc., 1986 – 2009, various research and consulting positions OTHER POSITIONS Center for Strategic and International Studies (CSIS), Senior Associate Harvard University, Kennedy School, Senior Fellow Johns Hopkins University Nitze School of Advanced International Studies, Advisory Council of the Energy Resources and Environment Program EDUCATION Cornell University, BA Government Johns Hopkins University Nitze School of Advanced International Studies, MA Brian Steck Independent Director since February 2021 Civitas Resources, Inc. (NYSE: CIVI), formerly Bonanza Creek Energy, Inc. (NYSE: BCEI), Chairman, June 2019 – Present, and Director, April 2017 – Present Age: 55 PRIOR BUSINESS EXPERIENCE Mangrove Partners, Partner, 2011 – 2020 The Laurel Group, LLC, Founder and Managing Member, 2009 – 2011 Tisbury Capital, Head of U.S. Equities, 2006 – 2008 K Capital LLC, Partner, 2000 – 2005 UBS Group AG (NYSE: UBS) and predecessor entities, Global Co-Head of Equity Hedge Fund Coverage and various equity derivative and risk management positions, 1990 – 2000 CURRENT PUBLIC COMPANY BOARDS Civitas Resources, Inc. (NYSE: CIVI) PRIOR PUBLIC COMPANY BOARDS California Resources Corporation (NYSE: CRC) Ranger Oil Corporation (Nasdaq: ROCC) EDUCATION University of Illinois at Urbana- Champaign, BS Engineering Matt M. Gallagher Independent Director since February 2021 Greenlake Energy Ventures, LLC, President and CEO, and NGP Energy Capital Management, LLC, Venture Partner, January 2021 – Present Age: 39 PRIOR BUSINESS EXPERIENCE Parsley Energy Inc. (NYSE: PE) President and CEO, 2019 – 2021 President and COO, 2017 – 2019 VP and COO, 2014 – 2017 Various senior management and engineering positions, 2010 – 2014 Pioneer Natural Resources, various engineering and manage- ment positions, 2005 – 2010 CURRENT PUBLIC COMPANY BOARDS Pioneer Natural Resources Company (NYSE: PXD) PRIOR PUBLIC COMPANY BOARDS Parsley Energy Inc. (NYSE: PE) OTHER POSITIONS Tap Rock Resources, LLC, Director EDUCATION Colorado School of Mines, BS Petroleum Engineering

GOVERNANCE // 13 How We Maintain a Board that is Right for Chesapeake Our Board of Directors Board Composition We believe that Chesapeake shareholders benefit when there is a mix of experienced directors with a deep understanding of the Company and others who bring a fresh perspective. The Nominating and Corporate Governance Committee (the “Nom- inating Committee”) is charged with reviewing the composition of the Board and refreshing the Board as appropriate. With this in mind, the committee periodically reviews potential candi- dates and recommends nominees to the Board for approval. We believe that the Chesapeake Board is desirable for director candidates, which allows us to recruit talented directors. IMPORTANT FACTORS IN ASSESSING BOARD COMPOSITION The Nominating Committee strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders. The committee considers a wide range of factors when selecting and recruiting director candi- dates, including: Ensuring an experienced, qualified Board with expertise in areas relevant to Chesapeake. The Nominating Committee seeks directors who have held significant leadership positions and who have experience in the finance, environmental, risk management, global business, investing, government and the E&P industry in which we compete, as described below. Annual assessment of Board effectiveness. The Board an- nually assesses its effectiveness through a process led by the Chairman of the Board, and the Chair of the Nominating Com- mittee. See “How We Evaluate the Board’s Effectiveness” on page 22. DIRECTOR RETIREMENT POLICY The Board has also established a mandatory retirement policy for directors requiring retirement at the Company’s next annual meeting following the director’s 80th birthday. The Board oversees the interests of shareholders and other stakeholders in the long-term health and the overall success of our business and its financial strength. The Board serves as the ultimate decision-making body, except for those matters reserved to or shared with shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting our business. DIRECTOR RECRUITMENT PROCESS Candidate Recommendations • From shareholders, management, directors, search firms and contractual arrangements Nominating Committee • Engages executive search firms to assist in director search process • Discusses and interviews candidates • Reviews qualifications and expertise, regulatory requirements and cognitive diversity • Recommends nominees Board • Discusses and analyzes qualifications and independence, and selects nominees Shareholders • Vote on nominees at annual shareholders meeting DIRECTOR “MUST-HAVES” • Highest personal and professional ethics • Integrity and values • A passion for learning • Inquisitive and objective perspective • A sense for priorities and balance The Chairman presides at all meetings of the Board, as well as executive sessions of non-employee directors, and, in con- sultation with non-employee directors, our CEO and manage- ment, establishes the agenda for each Board meeting. The Board has also delegated certain matters to its four commit- tees, each of which is chaired by an independent director. The Board believes that this leadership structure provides an effective governance framework at this time.

14 // CHESAPEAKE ENERGY CORPORATION Director Balance and Background Six of our seven directors were appointed to the Board in February 2021 in connection with our emergence from Chapter 11 bank- ruptcy, a process in which our current shareholders (and former creditors) were actively engaged. They are diverse, industry-leading experts with leadership experience across multiple disciplines. Each of our directors stand for election annually, beginning with the 2022 Annual Meeting. The Board seeks a mix of directors with the qualities that will achieve the ultimate goal of a well-rounded, diverse Board. In accordance with its charter, the Nominating Committee seeks to include diverse candidates in all director searches, taking into account ethnicity, gender, age, cultural background, thought leadership and professional experience. The Nominating Committee and the Board believe that a boardroom with a wide array of talents and perspectives leads to innovation, critical thinking and enhanced discussion. The table below summarizes the qualifications that led to each director’s selection. DIVERSITY OF BACKGROUND EHS Management 4 57% Operational Management 7 100% Exploration & Production 7 100% International 5 71% Government/ Legal 2 29% Current/ Former CEO/ Board Chair 6 86% Engineering & Geoscience 4 57% Strategic Planning/Risk Management 7 100% Financial Oversight & Accounting 6 86% INDEPENDENCE 5 Directors are independent FINANCIAL EXPERTISE 3 All Audit Committee members qualify as financial experts TENURE (as of 2022 Annual Meeting) 100% 2 years or less 1.2 Average tenure (years) AGE DIVERSITY 52 Average age 71% Younger than 60 80 CHESAPEAKE POLICY: retirement age Joined the Board Wichterich Dell’Osso Duncan Duster Emerson Gallagher Steck Left the Board Lawler (May 2021) BOARD REFRESHMENT (since February 2021) QUALIFICATIONS Wichterich Dell’Osso Duncan Duster Emerson Gallagher Steck Operational/Management Leadership • • • • • • • Current and/or Former Public Company CEO or Board Chair • • • • • • Strategic Planning/Risk Management • • • • • • • Exploration and Production Industry • • • • • • • Environment/Sustainability and Safety Management • • • • International • • • • • Engineering and Geoscience • • • • Financial Oversight and Accounting • • • • • • Government/Legal • •

Board Accountability to Investors

Annual director elections with majority voting standard + **Proxy access at 3%, 3 years, 25% of Board** + **Quarterly review of investor views and feedback** + **Periodic independent director meetings with investors**

INDEPENDENT BOARD LEADERSHIP

4x+/year
Executive sessions at beginning and end of each quarterly Board meeting and periodically at other meetings

40
Board and Committee meetings in 2021, with near perfect 99.4% overall attendance (100% of committee members are independent)

4x+/year
Visits to Chesapeake business by each director

Annual
Review of committee charters and assessment of Board leadership structure

Enhancing the Board's Diversity of Background

Our goal is to assemble and maintain a Board composed of individuals that not only bring a wealth of business and/or technical expertise, experience and achievement, but that also demonstrate a commitment to ethics in carrying out the Board's responsibilities with respect to oversight of the Company's operations. We believe our current Board reflects these principles and our commitment to diversity. In this regard, one of our directors is female and one is African American, and they hold critical leadership positions on our Board as Chairs of the ESG Committee and Audit Committee, respectively.

BOARD GENDER AND RACIAL ETHNIC DIVERSITY MATRIX

Listed below is detailed information regarding Board diversity. To view the related diversity matrix required by Nasdaq, please refer to our website at sustainability.chk.com/governance/accountability-compensation.

SELF-IDENTIFIED BACKGROUND	Female	Male	Non-Binary	Did Not Disclose
Gender Diversity				
Directors	1	6	–	–
Racial/Ethnic/Nationality/Other Forms of Diversity				
African American/Black	–	1	–	–
Alaskan Native/Native American	–	–	–	–
Asian/South Asian	–	–	–	–
Hispanic/Latinx	–	–	–	–
Native Hawaiian/Pacific Islander	–	–	–	–
White/Caucasian	1	5	–	–
LGBTQ+	–			
Directors Born Outside of the U.S.	–	–	–	–
Did Not Disclose Demographics	–			

GOVERNANCE // 15

GENDER	RACIAL/ETHNIC DIVERSITY	GENDER & RACIAL/ETHNIC DIVERSITY
14% of director nominees self-identify as women	**14%** of director nominees self-identify as racially/ethnically diverse	**29%** of director nominees self-identify as gender and racially/ethnically diverse
●○○○○○○ Women ●●●●●●○ Men	●○○○○○○ Racial/Ethnic Minorities ●●●●●●○ Caucasian ○○○○○○○ Not Disclosed	●●○○○○○ Women and Racial/Ethnic Minorities

How We Assess Director Independence

BOARD MEMBERS

All of our director nominees (listed under "Election of Directors," beginning on page 10) other than our two employee directors, Mr. Dell'Osso, our CEO, and Mr. Wichterich, our Executive Chairman, are independent.

The Board's guidelines. For a director to be considered independent, the Board, through its Nominating Committee, must determine that he or she does not have any relationship that, in the opinion of the Board, would interfere with his or her independent judgment as a director. The Board's guidelines for director independence conform to the independence requirements in the listing standards of the Nasdaq Stock Market. In addition to applying these guidelines, the Board considers all relevant facts and circumstances when making an independence determination.

Applying the guidelines in 2021. In determining director independence, the Board considered relevant transactions, relationships and arrangements in assessing independence, including relationships among Board members, their family members and the Company in 2019, 2020, 2021 and the 2022 first quarter, as described below under the caption: "Relationships and Transactions Considered for Director Independence." In accordance with our Corporate Governance Principles and the listing standards of the Nasdaq Stock Market, the Nominating and Corporate Governance Committee (the "Nominating Committee") determined that all transactions and relationships it considered during its review were not material transactions or relationships with the Company and did not impair the independence of any of the independent directors.

COMMITTEE MEMBERS

All members of the Audit Committee, Compensation Committee and Nominating Committee must be independent, as defined by the Board's Governance Principles.

- **Heightened standards for Audit Committee members.** Under a separate SEC independence requirement, Audit Committee members may not accept any consulting, advisory or other fee from Chesapeake or any of its subsidiaries, except compensation for Board service.

- **Heightened standards for members of the Compensation and Nominating Committees.** As a policy matter, the Board also applies a separate, heightened independence standard to members of the Compensation and Nominating Committees: no member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Chesapeake or a subsidiary. In addition, in determining that Compensation Committee members are independent, Nasdaq Stock Market rules require the Board to consider their sources of compensation, including any consulting, advisory or other compensation paid by Chesapeake or a subsidiary.

The Board has determined that all members of the Audit, Compensation and Nominating Committees, as well as the ESG Committee, are independent and, where applicable, also satisfy these committee-specific independence requirements.

16 // CHESAPEAKE ENERGY CORPORATION

GOVERNANCE // 17 Director Candidate Recommendations The Nominating Committee will consider all shareholder rec- ommendations for director candidates, evaluating them in the same manner as candidates suggested by other directors or third-party search firms (which the Board may retain from time to time, to help identify potential candidates). COMPLYING WITH REGULATORY REQUIREMENTS AND THE BOARD’S INDEPENDENCE GUIDELINES The Nominating Committee considers regulatory requirements affecting directors, including potential competitive restrictions and financial institution management interlocks. It also looks at other positions the director has held or holds (including other board memberships), and the Board reviews director indepen- dence, as set forth below under the caption “How We Assess Director Independence.” HOW YOU CAN RECOMMEND A CANDIDATE To recommend a candidate for our Board, write to the Nom- inating Committee, c/o Benjamin E. Russ, Executive Vice President – General Counsel and Corporate Secretary, Ches- apeake Energy Corporation, 6100 N. Western Avenue, Okla- homa City, OK 73118, and include all information that our Bylaws require for director nominations. How We Assess Board Size The Nominating Committee takes a fresh look at Board size each year. Our Bylaws currently provide for a minimum of three directors and a maximum of ten directors, and our Board currently consists of seven directors. Although the Board may consider nominating and appointing additional directors during the coming year (consistent with our Governance Prin- ciples and the considerations mandated by the Nominating Committee Charter), the Nominating Committee believes that the Board’s current size (seven directors) is appropriate, par- ticularly given the range of director views and backgrounds to reflect the diversity and complexity of the businesses and markets in which we operate. This size also is consistent with our historical approach. Over the last 15 years, we have had between six and ten directors, a range the committee believes has served the Company and its shareholders well. TRANSACTIONS WITH RELATED PERSONS The Company has adopted a written related party transac- tion policy with respect to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of in- debtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000; (2) the Company is a participant; and (3) any of its currently serving directors and executive officers, or those serving as such at any time since the beginning of the last fiscal year, or greater than 5% shareholders, or any of the immediate family members of the foregoing persons, has or will have a direct or indirect material interest. The Audit Committee reviews and approves all inter- ested transactions, as defined above, subject to certain enu- merated exceptions that the Audit Committee has determined do not present a “direct or indirect material interest” on behalf of the related party, consistent with the rules and regulations of the SEC. Such transactions are subject to the Company’s Code of Business Conduct. Certain transactions with former executive officers and directors that fall within the enumerated exceptions are reviewed by the Audit Committee. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of the Company and its shareholders. In fiscal year 2021, there were no reportable related party transactions. DIRECTOR/ NOMINEE ORGANIZATION/ INDIVIDUAL RELATIONSHIP TRANSACTIONS SIZE FOR EACH OF LAST THREE YEARS All directors Various charitable organizations Director or Trustee Charitable donations <1% of organization’s revenues Relationships and Transactions Considered for Director Independence

18 // CHESAPEAKE ENERGY CORPORATION Tone at the Top — Our Core Values Our Board has established a “tone at the top” that forms the foundation of the Board’s and management’s leadership and commit- ment to openness, honesty, integrity and ethical behavior. The cornerstone of our tone at the top is found in our core values, which serve as the foundation for all of our activities and provide the lens through which we evaluate every decision we make. Our core values are expected to be followed by all levels of management and thereby generate a commitment to honesty, integrity and ethics that permeates all levels of the organization. We believe that, by living our core values, we are building a stronger, more prosperous Chesapeake for all of our shareholders. Integrity and Trust WE WILL: Be truthful and ethical Acknowledge errors and be accountable for results Do what we say we will do WE WILL NOT: Place personal gain above Chesapeake Mislead anyone regarding our business Respect WE WILL: Protect our employees, stakeholders and the environment Appreciate different behavioral styles and seek out different opinions Promote inclusion and the diversity of thoughts and ideas WE WILL NOT: Place hierarchy over our values Accept individual recognition for collective efforts Let our differences divide us Transparency and Open Communication WE WILL: Be clear in our business strategies Work with a “One Chesapeake” mindset and share best practices WE WILL NOT: Exaggerate our performance Work with a “What’s In It For Me” mindset Allow silo thinking and guarded information sharing to disrupt innovation Commercial Focus WE WILL: Be investment advisors Be stewards of corporate resources and the environment Take prudent risks, employing innovative ideas and technology WE WILL NOT: Be “users” of Chesapeake Take short-term risks that compromise long-term value Change Leadership WE WILL: Elevate innovative solutions Pursue continuous development and improvement Seek to deliver more than what is expected Reward risk taking and learn from failures WE WILL NOT: Elevate problems without solutions Be satisfied with status quo

GOVERNANCE // 19 Our Board of Directors The Board is elected by the shareholders to oversee their interest in the long-term health and the overall success of our business and its financial strength. The Board serves as the ultimate decision-making body, except for those matters reserved to or shared with shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting our business. We have maintained separate roles for our Chairman and CEO for the past ten years. Since February 2021, Michael Wichterich has served as the Board’s Chairman and Matthew Gallagher has served as the Board’s “lead independent di- rector.” Mr. Wichterich also served as Interim Chief Executive Officer from April 2021, following the departure of Chesa- peake’s prior Chief Executive Officer, through October 2021, when Domenic J. Dell’Osso, Jr. was hired as the new Chief Executive Officer. In October 2021, Mr. Wichterich began serving as Chesapeake’s Executive Chairman. The Board is composed of the Executive Chairman, Chief Executive Officer and five independent non-employee members. The directors are skilled and experienced leaders in business, education, government and public policy. They currently serve or have served as chief executives, members of senior management Board Leadership Structure and Oversight and board members of Fortune 1000 companies, investment banking/private equity firms, environmental consulting firms and private for-profit and nonprofit organizations and are well- equipped to promote our long-term success and to provide effective oversight of, and advice and counsel to, the CEO and other members of senior management. The Chairman presides at all meetings of the Board, as well as executive sessions of non-employee directors, and, in con- sultation with non-employee directors, our CEO and manage- ment, establishes the agenda for each Board meeting. The Board has also delegated certain matters to its four commit- tees, each of which is chaired by an independent director. The Board believes that this leadership structure provides an effective governance framework at this time. In addition to our tone at the top and our core values, our Board has adopted Corporate Governance Principles, which include information regarding the Board’s role and re- sponsibilities, director qualifications and determination of di- rector independence and other guidelines, and charters for each of the Board committees. The Board has also adopted a Code of Business Conduct applicable to all directors, offi- cers and employees, including our principal executive offi- cer, principal financial officer and principal accounting officer. These documents, along with our Certificate of Incorporation and Bylaws, provide the framework for the functioning of Other Governance Policies and Practices the Board. The Corporate Governance Principles and the Code of Business Conduct are available on our website at chk.com/responsibility/governance. All committee charters are available on our website at chk.com/about/board-of- directors. Waivers of provisions of the Code of Business Conduct, if any, as to any director or executive officer are re- quired to be evaluated by the Audit Committee or the Board and amendments to the Code of Business Conduct must be approved by the Board; we intend to post any such waivers from, or changes to, the Code of Business Conduct on our website within four business days of such approval. The Compensation Committee is comprised entirely of Brian Steck (Chair), Timothy S. Duncan and Benjamin C. Duster, IV, each of whom is an independent director. None of the members of the Compensation Committee during fiscal year 2021, or as of the date of this Proxy Statement, is or has been an officer or employee of Chesapeake and no executive officer of Chesapeake served on the compensation committee or board of any company that employed any member of Chesapeake’s Compensation Committee or Board. Compensation Committee Interlocks and Insider Participation

20 // CHESAPEAKE ENERGY CORPORATION AUDIT COMMITTEE Purpose: Oversee financial reporting, legal compliance, internal and external audit functions and risk manage- ment systems COMPENSATION COMMITTEE Purpose: Establish and oversee compensation policies and standards that effectively attract, retain and motivate executive officers to achieve ESG COMMITTEE Purpose: Oversee ESG policies, programs and practices relating to climate change, alternative energy/ natural resources, safety and diversity matters NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Purpose: Oversee corporate governance structure and practices, Board composition and corporate social respon- sibility matters CHESAPEAKE BOARD OF DIRECTORS Purpose: Promote the long-term success of Chesapeake for its shareholders and ensure proper oversight of management CHAIRMAN OF THE BOARD Purpose: Leads our Board and sets the tone for the Board’s culture, ensuring Board effectiveness and responsiveness to Chesapeake’s shareholders. Oversees the scheduling, preparation and agenda for each Board meeting, including executive sessions of non-employee directors, which take place at least quarterly. Members: 7 Independent: 5 2021 Meetings: 16 (As of year-end 2021, the Board consisted of seven directors.) The chart and disclosure below explain the purpose of each level of hierarchy in our leadership structure and provide additional detail on composition, meetings and activities of the Board. More detail with regard to the composition, meetings and activities of each of the committees can be found below under “—Board Committees” on page 23. Responsibilities and Significant Events: • Culture of financial and managerial oversight, Board accountability and risk management • Maintain “best practice” corporate governance initiatives and accountability measures, including Board declassification, proxy access, no supermajority voting provisions and separation of Chairman and CEO roles • Development of corporate strategy focused on financial discipline and generation of operating efficiencies from captured resources • Oversee and evaluate opportunities to improve margins and liquidity, while maintaining a strong balance sheet, including: – Mergers and acquisitions – Asset sales – Capital allocation – Disciplined utilization of assets to generate operating scale, free cash flow and improved margins – Renegotiation of GP&T agreements – Return of capital through cash dividends and equity repurchases via open market and/or negotiated transactions – Credit facility amendments – Hedging activities • Development of an executive compensation plan that appropriately ties executive pay to Company performance • Full Board review and evaluation of significant Company risks at each regular meeting, including commodity prices, significant ESG issues and enterprise risk management • Oversee and monitor workplace safety and environmental matters

GOVERNANCE // 21 Outside of formal Board and committee meetings, management frequently discusses matters with directors on an informal ba- sis. Non-employee directors meet in executive sessions, without management, before and after each regularly scheduled Board meeting. Messrs. Wichterich and Gallagher preside over all executive sessions. Each director attended, either in person or by telephone conference, at least 96% of the Board and committee meetings held while serving as a director or committee member in 2021. We expect all serving directors to attend annual meetings of shareholders. WHY OUR BOARD LEADERSHIP STRUCTURE IS APPROPRIATE FOR CHESAPEAKE Our leadership structure allows the CEO to speak for Chesapeake’s management, while providing for effective independent Board oversight led by our Executive Chairman and lead independent director. Our CEO, Executive Chairman, and lead indepen- dent director work together to focus the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. HOW WE SELECT THE CHAIRMAN The Nominating Committee considers feedback from our Board members as part of an annual self-assessment, and then makes a recommendation to the Board. Acting on this recommendation, the independent directors elected Mr. Wichterich as the Exec- utive Chairman and Mr. Gallagher as lead independent director. RESPONSIBILITIES OF THE CHAIRMAN The Chairman focuses on optimizing the Board’s processes and ensuring that the Board is prioritizing the right matters. Spe- cifically, he has the following responsibilities (and may also perform other functions at the Board’s request), as detailed in the Board’s Governance Principles: Board leadership Chairs all Board meetings Oversight of all meetings Oversees quarterly Board meetings and calls additional Board or independent director meetings as needed Leadership of executive sessions Leads executive sessions of the Board, without any management directors or Chesapeake employees present (unless invited), which are held at each quarterly Board meeting and as needed at other periodic meetings (in addition to the numerous informal sessions that occur throughout the year) Serves as liaison between CEO and independent directors Regularly meets with and serves as liaison between the CEO and independent directors Shareholder communications Makes himself available for direct communication with our major shareholders Board discussion items Works with the independent directors/committee chairs, CEO and management to propose a quarterly schedule of major Board discussion items Board agenda, schedule and information Approves the agenda, schedule and information sent to directors Board governance processes Works with the Nominating Committee to guide the Board’s governance processes, including succession planning and the annual Board self-evaluation Board leadership structure review Oversees the Board’s periodic review and evaluation of its leadership structure Evaluation of CEO Oversees annual CEO evaluation Committee chair and member selection Advises the Nominating Committee in choosing committee chairs and membership

Board Culture and Focus

As dictated by our core values (as discussed above), the Board has established a boardroom culture that results in informed decisions through meaningful and robust discussion, where views are readily challenged based on each director's diverse background and opinions. The directors are expected to, and do, ask hard questions of management. Each member of the Board is committed to maximizing shareholder value and promoting shareholder interests. The Board's key areas of focus are on our strategy and vision, enhancing financial and management oversight, Board accountability and risk management. The Board has demonstrated its focus through the following actions:

- Development of a corporate strategy focused on financial discipline, operating efficiencies and the generation of free cash flow, particularly in an era of challenging commodity prices
- Approval and execution of proposals to implement leading corporate governance practices related to Board accountability, including Board declassification, proxy access and removal of supermajority voting provisions
- Development of an executive compensation program that appropriately ties short-term executive pay to short-term goals and long-term pay to the Company's stock performance and other long-term metrics (see "Executive Compensation—Compensation Discussion and Analysis" on page 31)
- Full Board review and evaluation of significant Company risks at each regular meeting, including commodity price and HSER risks (see "How We Oversee and Manage Enterprise Risk" on page 25)

Director Attendance

BOARD/COMMITTEE MEETINGS

Board members had near perfect attendance at Board and committee meetings held during 2021, as summarized in the chart below, with each director attending at least 96% of the meetings held by the Board and committees on which the member served during the period the member was on the Board or committee.

ANNUAL SHAREHOLDERS MEETING

Pursuant to our Corporate Governance Guidelines, directors are expected to attend the Annual Meeting.

BOARD/COMMITTEE ATTENDANCE


BOARD
AUDIT
COMPENSATION
ESG
NOMINATING
100%
100%
100%
100%
89%
0
4
8
12
16
Number of meetings in 2021
99.4%
Near perfect overall attendance

Each director nominee attended at least 96% of the meetings of the Board and committees on which he or she served in 2021.

How We Evaluate the Board's Effectiveness

ANNUAL EVALUATION PROCESS

Each year, directors complete written assessments and the Chair of the Nominating Committee interviews each director to obtain his or her assessment of director performance, Board dynamics, and the effectiveness of the Board and its committees. The Chairman summarizes the directors' assessments for discussion at executive sessions of the Board and its committees. For more information on this evaluation process, see the Nominating Committee's Charter and the Board's Corporate Governance Principles, which are available on our website at https://www.chk.com/documents/governance/nominating-committee-charter.pdf and http://www.chk.com/documents/governance/corporate-governance-principles.pdf, respectively.

22 // CHESAPEAKE ENERGY CORPORATION

GOVERNANCE // 23 COMMITTEE CHARTERS COMMITTEE COMPOSITION COMMITTEE OPERATIONS COMMITTEE RESPONSIBILITIES Each committee has a charter that can be found on our website at chk.com/about/ board-of-directors. Each committee member satisfies Nasdaq’s and Chesapeake’s definitions of an “independent director,” and all three members of the Audit Committee are “audit committee financial experts” (as defined under SEC rules), in each case as determined by the Board. Each committee meets quarterly, and periodically as needed throughout the year, reports its actions and rec- ommendations to the Board, receives reports from senior management, annually evalu- ates its performance and has the authority and funding to retain outside advisors. Committee chairs have the opportunity to call for execu- tive sessions at each meeting. The primary responsibilities of each committee are listed below (and committee responsibilities relating to risk oversight are described under “How We Oversee and Manage Enterprise Risk” on page 25). For more detail, see the committee charters on our website. A significant portion of the Board’s oversight responsibilities is carried out through its four standing committees, each of which is composed solely of independent non-employee directors. A biographical overview of the members of our committees can be found under “Election of Directors” beginning on page 10. Board Committees COMPENSATION Brian Steck Chair Members: 3 // Independent: 3 // 2021 Meetings: 8 Key Oversight Responsibilities: • Oversight of compensation plans that attract, retain and motivate executive officers and employees • Implementation of executive compensation plan with appropriate goals and objectives • CEO and senior executive performance evaluation • Incentive compensation programs, including 2021 Long- Term Incentive Plan • Broad-based plans available to all employees, including 401(k) plan and health-benefit plans • Compensation of non-employee directors • Establishment and monitoring of compliance with share ownership guidelines applicable to executive officers and directors Members: Brian Steck, Chair Timothy S. Duncan Benjamin C. Duster, IV AUDIT Benjamin C. Duster, IV Chair Members: 3 // Independent: 3 // 2021 Meetings: 8 Audit Committee Financial Experts: 3 Key Oversight Responsibilities: • Independent auditor engagement • Integrity of financial statements and financial disclosure • Financial reporting and accounting standards • Disclosure and internal controls • Enterprise risk management program • Compliance with legal and regulatory requirements • Oversight of Chief Compliance Officer and Director of Internal Audit, both of whom report directly to the Audit Committee • Compliance and integrity programs • Internal audit functions • Employee/vendor anonymous hotline • Cybersecurity • Related party transactions Members: Benjamin C. Duster, IV, Chair † Timothy S. Duncan † Matthew M. Gallagher † † Audit Committee Financial Expert

24 // CHESAPEAKE ENERGY CORPORATION ESG Sarah A. Emerson Chair Members: 3 // Independent: 3 // 2021 Meetings: 4 Key Oversight Responsibilities: • Oversight of environmental and social governance (ESG) policies, programs and practices relating to climate change, natural resource and safety matters • Oversight of corporate responsibility/sustainability report • Identification and evaluation of legislative, regulatory, judicial and political trends relating to ESG • Monitor and oversee environmental, health and safety performance, including the development of metrics and targets and their integration into business plans • Monitor scientific, medical and technological developments and evolving industry standards and their impact on the Company’s environmental, health and safety policies and procedures • Review environmental, health and safety incidents and regulatory compliance • Oversight of diversity and inclusion programs, particularly with respect to corporate culture, talent recruitment, development and retention Members: Sarah A. Emerson, Chair Timothy S. Duncan Brian Steck NOMINATING Matthew M. Gallagher Chair Members: 2 // Independent: 2 // 2021 Meetings: 4 Key Oversight Responsibilities: • Director recruitment and evaluation, with emphasis on diversity • Corporate governance principles, policies and procedures — evaluation, oversight and implementation • Size and sufficiency of Board and committees • Board committee structure and membership • Annual Board self-assessment and evaluation • Shareholder engagement program • Conflict of interest reviews • Corporate social responsibility • Political spending and lobbying • Charitable donations Members: Matthew M. Gallagher, Chair Sarah A. Emerson

GOVERNANCE // 25 Committee Oversight Certain matters related to risks inherent in their respective areas of oversight are delegated to the various Board committees, with each committee reporting to the Board at each regular Board meeting, as indicated below: AUDIT COMMITTEE COMPENSATION COMMITTEE ESG COMMITTEE NOMINATING COMMITTEE Financial statements, systems and reporting Enterprise risk manage- ment program/process Independent auditor Compliance with legal and regulatory requirements and legal/regulatory proceedings Internal audit (Director of Internal Audit reports directly to the Chair of the Audit Committee) Hotline monitoring of anonymous reporting of questionable activity Related party trans- actions, conflicts of interest and Code of Business Conduct Cybersecurity Compensation programs, primarily to ensure that compensation incentives: – Promote responsible business decisions that are in line with shareholder interests – Do not promote excessive risk taking Management retention and development Climate change and related risks Annual corporate responsibility/ sustainability report ESG legislative, regulatory and political trends Scientific, medical and technological developments Environmental performance and regulatory compliance Health and safety incidents Employee diversity, equity and inclusion Board composition Director independence Company’s leadership structure Succession planning Corporate governance policies and procedures Corporate social responsibility Shareholder concerns and outreach programs How We Oversee and Manage Enterprise Risk Board Oversight The Board has primary responsibility for risk oversight. The Board believes it is appropriate for the full Board to determine the Company’s risk profile and tolerance for significant risks, such as risks related to commodity price fluctuations and HSER matters. This allows the full Board to analyze the Com- pany’s material risks and influence the Company’s business strategies in light of such risks. The Board regularly reviews and monitors a number of processes at the Board level in order to support our risk management efforts, including the following: • Long-term strategic plans • Capital budget • Capital projects and operational/asset performance • Hedging policy and strategy • Debt management and liquidity • Environmental compliance and sustainability issues • Succession planning • Strategic transactions, acquisitions and divestitures • Capital markets transactions • Oversight of management in carrying out risk management responsibilities Fostering a culture of risk management is a Company priority. Management evaluates the enterprise risk process across the Company on a regular basis to ensure consistency of risk consideration in making business decisions. Internal risk committees, composed of senior management and subject matter experts, have been formed and meet regularly to re- view and assess the Company’s risk management processes and to discuss and address significant risk exposures.

26 // CHESAPEAKE ENERGY CORPORATION Management Oversight Within this Board and committee risk management framework, our management team is responsible for executing the Board’s risk management program, including the following major risk categories: For more information about specific risks facing the Company, see the “Risk Factors” section of our 2021 Annual Report on Form 10-K. FINANCIAL RISK LEGAL/COMPLIANCE RISK STRATEGIC AND OPERATIONAL RISKS Corporate Accounting, Treasury and Internal Audit Departments Legal and Risk & Compliance Departments ESG, IT and Operations Services Departments Executive Committee and Operations Department Principal responsibility for monitoring financial risks, including financial reporting, internal control matters, liquidity, debt management, commodity and interest rate hedging and credit ratings Principal responsibility for maintaining and monitoring compliance with all corporate policies and procedures, as well as legal and regulatory matters Oversees and monitors compliance efforts related to ESG risks, data governance, information systems and cybersecurity threats Oversees and monitors strategic and operational risks affecting all aspects of our business Investor Outreach We Have a Robust Investor Engagement Program We conduct extensive governance reviews and investor outreach throughout the year. This ensures that management and the Board understand and consider the issues that matter most to our shareholders and enables Chesapeake to address them effectively. HOW THE BOARD RECEIVES DIRECT FEEDBACK FROM MAJOR INSTITUTIONAL INVESTORS We invite major institutional investors to meet periodically with Chesapeake’s independent directors. This complements man- agement’s investor outreach program and allows directors to directly solicit and receive investors’ views on Chesapeake’s strategy and performance. HOW YOU CAN COMMUNICATE WITH THE BOARD Shareholders and other interested parties may communicate with the Board, either individually or as a group (including only independent directors), through one of the processes outlined on the Company’s website at chk.com/about/board-of-directors. WINTER Review feedback from fall meetings with Board members and use it to consider governance and compensation changes and enhance proxy disclosures, when applicable FALL Conduct telephonic meetings between management and our largest investors to assess which topics are of priority SUMMER Review shareholder votes at our most recent annual meeting and current trends in corporate governance SPRING Conduct follow-up conversations with our largest investors to address important annual meeting issues ANNUAL SHAREHOLDERS MEETING

Advisory Vote to Approve Named Executive Officer Compensation WHAT ARE YOU VOTING ON? We have designed our executive compensation pro- gram to attract and retain high-performing executives while aligning our executive pay programs with executive performance and the long-term interests of our shareholders. At the 2022 Annual Meeting, we are asking shareholders to approve, on a non-binding advisory basis, the compensation of our NEOs. Even though this vote is advisory and not binding on the Company or the Board, the Board values shareholders’ opinions, and the Compensation Committee will take the outcome of the advisory vote into account when considering future executive compensation decisions. In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-bind- ing, advisory basis, the compensation of our NEOs. The vote on this res- olution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs as a whole, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. In May 2017, we disclosed that advisory votes on executive compensation will be submitted to shareholders on an annual basis until the next advisory vote on the frequency of shareholder votes on executive compensation, which, in accordance with applicable law, is scheduled to occur at the 2023 annual meeting of shareholders. We are asking our shareholders to indicate their support for the com- pensation of our NEOs as described in this Proxy Statement by voting in favor of the following resolution: RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Com- pany’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure provided in this Proxy Statement. Your Board recommends a vote FOR the approval of the compensation of our NEOs, as disclosed in this Proxy Statement. PROPOSAL 2 EXECUTIVE COMPENSATION // 27 EXECUTIVE COMPENSATION

Q&A with Brian Steck, Compensation Committee Chair

Chesapeake's emergence from bankruptcy created a significant opportunity for the Company to build on its strong portfolio with:

Exceptional assets and balance sheet	Improved midstream agreements	A new leadership team and Board of Directors	A refreshed approach to governance

As part of this refreshed approach, the Compensation Committee took the opportunity to reset the Company's compensation program in a manner it believes will allow Chesapeake to effectively compete for talent while answering the concerns stakeholders have expressed about legacy compensation programs.

What are the goals of Chesapeake's revised compensation program?

The goal of our program is to provide our new leadership team with competitive compensation in a manner that represents good value for our shareholders. Specifically, we sought to provide significant rewards for excellent performance without rewarding mediocrity.

What do you mean by a "competitive" compensation program?

That is a good question. The Compensation Committee, and the entire board of directors, firmly believes that Chesapeake's employees are the Company's strongest and most important asset. We also recognize that compensation is only part of what is required to effectively compete for top talent. Other factors include the quality of the Company's assets and balance sheet, the attractiveness of the Company's commercial opportunities, and the strength of the Company's team and corporate culture. As such, our compensation decisions are guided by Chesapeake's strengths in these areas as well as a keen understanding of the compensation practices of our peers.

With this in mind, we could not be more pleased with the quality of the team we have assembled at Chesapeake and the value that we believe these new leaders will create for our shareholders.

In your mind, what are the most critical changes to the program and why were they made?

As a newly established board and committee, we felt it was important to directly address the issues of quantum and alignment that have prompted significant criticism across the industry. Regarding quantum, we reassessed targeted pay levels for our leadership team and Chesapeake's board. The result is that our total cost of management and total cost of governance are now among the most compelling in the industry. Importantly, we believe that these changes have been made while improving the capabilities of the organization.

Regarding alignment, we felt that Chesapeake's Long-Term Incentive Program (LTIP), which is the largest component of our NEO's total compensation, would provide the best opportunity to ensure that great outcomes for our management team were directly tied to creating excellent outcomes for our shareholders.

In building our LTIP, the Committee chose to focus a greater percentage (50%) of our program directly on absolute stock performance as we believe it provides the most direct link to shareholder outcomes. Relative performance (25%) was also included because it has a stronger link to performance drivers that are most directly within management's control. RSUs make up 25% so that our compensation plan was competitive across a wide range of scenarios.

Significantly, each of the three components of the LTIP is settled 100% in Company stock, 75% cliff vests after three years (legacy program settled in cash and vested annually), thereby further aligning LTIP payout with the interests of shareholders and providing an incentive to maximize performance. The details behind each component of our revised LTIP program further demonstrate the committee's thinking:

28 // CHESAPEAKE ENERGY CORPORATION

COMPONENT	PERCENTAGE	PAYOUT DETAILS
Absolute TSR PSUs	50%	Payout is based on the Company's total shareholder return (TSR). – No payout is earned if TSR is negative. – To earn the target payout, the Company's annual TSR must reach 7.5%. – The maximum payout is achieved if the annualized TSR is equal to or greater than 20%.
Relative TSR PSUs	25%	The Committee believes the industry's traditional way of measuring relative performance (against a company's peer group) did not adequately address the broader context of the market's performance. As such, in addition to considering relative performance against an eight-company peer group, the committee also included four broader group indices (O&G, MLP, Industrials and Utilities) when weighing relative performance. The payout structure is demanding, with no reward for weak performance. – Target payout is possible if company performance ranks 60% or above. – The maximum payout is only earned if performance reaches the top 10% of the peer group.
RSUs	25%	Previously representing 25% of the CEO's and 50% of the other NEO's legacy LTIP program, RSUs now make up 25% of our compensation program. The Committee believes this percentage provides added alignment between our management team and shareholders and further instills an ownership orientation throughout our organization.

We believe the combination of these three components provides highly competitive compensation when company performance is excellent, while appropriately offering compensation at or near the bottom of our peer group when results are poor.

What was the greatest challenge when developing the program?

In many ways, developing the Annual Incentive Plan (AIP) proved to be the greatest challenge for the Committee. There are many important aspects required for an E&P company to create value; however, including too many metrics in an AIP can be ineffective. Additionally, once the metrics are established, weighting them to most closely align with our performance objectives required much debate and thoughtfulness from the Committee.

The best metrics in an AIP plan are highly relevant to performance, easily understood by both employees and investors and less prone to gaming or unanticipated adverse consequences. This is particularly challenging for a company and an industry navigating a number of significant transitions with a performance highly correlated to commodity prices.

EXECUTIVE COMPENSATION // 29

30 // CHESAPEAKE ENERGY CORPORATION Number and Focus of Metrics Commodity Price Exposure The Committee named eight metrics representing three categories (ESG, efficiency and cash generation) as critical to Chesapeake’s sustainable success. Additionally, we added a 20% Committee discretion weighting for hard to quantify aspects of leadership and performance. Given the LTIP is heavily weighted toward absolute returns, and because industry stock performance is highly correlated with commodity prices, we chose to limit direct exposure to commodity prices within our AIP program to a single metric (cash flow generation) with a 20% weighting. Goal Rigor Rewarding/Incentivizing ESG Performance The Committee reviewed past and forecasted performance, as well as identified the drivers for meaningful outperformance or underperformance, when establishing our minimum and maximum thresholds for each metric. In several cases, this resulted in stretch targets that require a greater deviation from our central threshold to our maximum payout than to our minimum payout. One of the Committee’s more interesting issues was determining how to appropriately recognize the critical importance of ESG performance while not undermining other performance-driving metrics. Ultimately, we settled on a rather novel, but powerful solution by implementing a payout cap directly linked to ESG performance. Should the Company fail to meet the lower threshold for any of our ESG-related metrics, all other AIP metrics will be capped at a payout of 100%. We believe this feature properly emphasizes the importance of environmental- and safety-related performance within our organization while also recognizing the full range of criteria that are required to create value for our shareholders. To address these challenges, the Committee considered: What’s next for the program? Any potential areas for improvement? While we believe that our actions have gone a long way to address the concerns with Chesapeake’s legacy compensation practic- es, the Committee firmly believes it does not have a monopoly on good ideas. Given the breadth and depth of the changes we have made to date, we are eager to receive feedback from our shareholders and other stakeholders. We view our compensation program as an ever evolving one and, true to Chesapeake’s culture, will strive for continuous improve- ment in the years ahead. Most notable, our future focus areas will include: • Continuing to improve the relevance of our ESG metrics. • Further advancing the rigor of our goals. – We believe this process should be analogous to a ratchet, in which maximum performance thresholds require continuous im- provement, wherever relevant, to ensure we continue to pay for improved performance and not simply reward the status quo. • Establishing a more statistical approach to establishing targets, where possible, to help ensure the probability of hitting a maximum or minimum threshold is appropriate. Ultimately, the feedback we receive from our shareholders will play a critical role in the evolution of our program. If you have any ideas for ways to improve our program in future years, please email TalktoBoD@chk.com. Brian Steck Compensation Committee Chair

EXECUTIVE COMPENSATION // 31 Compensation Discussion and Analysis This Compensation Discussion and Analysis, or CD&A, describes the material elements of the compensation of our Named Executive Officers, or NEOs, and describes the objectives and principles underlying our executive compensation programs, the compensation decisions made last year under those programs and the factors we considered in making those decisions. 2021 Named Executive Officers Our Business We are an independent exploration and production company engaged in the acquisition, exploration and development of properties to produce oil, natural gas and NGL from underground reservoirs. We own a large and geographically diverse portfolio of onshore U.S. unconventional natural gas and liquids assets, including interests in approximately 8,200 gross oil and natural gas wells. On June 28, 2020, we and certain of our subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Bankruptcy Court confirmed the Plan in a bench ruling on January 13, 2021 and entered the Con- firmation Order on January 16, 2021. The Debtors emerged from bankruptcy on February 9, 2021. Upon emergence, all existing equity was canceled and New Common Stock was issued to the previous holders of our FLLO Term Loan Facility, Second Lien Notes, senior unsecured notes and certain general unsecured creditors whose claims were impaired as a result of our bank- ruptcy, as well as to other parties as set forth in the Plan, including to other parties participating in a $600 million rights offering. Upon emergence from bankruptcy, we adopted fresh start accounting, which resulted in us becoming a new entity for financial reporting purposes. In addition, we established a new board of directors, appointed a new management team and established new compensation metrics and performance goals. In November 2021, we completed our acquisition of Vine Energy Inc., an energy company focused on the development of nat- ural gas properties in the over-pressured stacked Haynesville and Mid-Bossier plays in Northwest Louisiana. Furthermore, in March 2022, we completed our acquisition of Chief E&D Holdings, an energy company focused on the development of natural gas properties in the Marcellus Shale in Pennsylvania. The Vine and Chief acquisitions strengthen our competitive position and deepen our inventory of premium natural gas locations, meaningfully increasing our free cash flow outlook and improving our GHG emissions, while preserving the strength of our balance sheet. Domenic J. (“Nick”) Dell’Osso, Jr. President and Chief Executive Officer Promoted to current position in October 2021 Mohit Singh Executive Vice President and Chief Financial Officer Appointed December 2021 Benjamin E. Russ Executive Vice President – General Counsel and Corporate Secretary Promoted to current position in June 2021 Robert D. (“Doug”) Lawler Former President and Chief Executive Officer, who served until April 30, 2021 Frank J. Patterson Former Executive Vice President, Exploration and Production, who served until June 11, 2021 James R. Webb Former Executive Vice President – General Counsel and Corporate Secretary, who served until June 11, 2021 Michael A. Wichterich Executive Chairman Appointed Interim CEO in April 2021 and promoted to current position in October 2021

32 // CHESAPEAKE ENERGY CORPORATION Consistent returns, sustainable future. Our strategy is to create shareholder value by generating sustainable free cash flow from our oil and natural gas develop- ment and production activities. We continue to focus on improving margins through operating efficiencies and financial discipline and improving our environmental, social and governance (ESG) performance. To accomplish these goals, we intend to allocate our human resources and capital expenditures to projects we believe offer the highest cash return on capital invested, to deploy leading drilling and completion technology throughout our portfolio and to take advantage of acquisition and divestiture opportunities to strengthen our portfolio. We also intend to continue to dedicate capital to projects that reduce the environmental impact of our oil and natural gas producing activities and enable us to participate in sustainable energy opportunities. We continue to seek opportunities to reduce cash costs (production, gathering, processing and transportation and general and administrative) per barrel of oil equivalent production through operational efficiencies, including but not limited to improving our production volumes from existing wells. We believe that we have emerged from Chapter 11 bankruptcy as a fundamentally stronger company, built to generate sustainable free cash flow with a strengthened balance sheet, geographically diverse asset base and continuously improving ESG performance. Maintain low leverage and strong liquidity. Subsequent to our emergence from Chapter 11 bankruptcy, we believe that maintaining low net leverage is integral to our business strategy and will allow us to maintain lower fixed costs, improve our margins and maintain the flexibility of our capital program. Returns-focused capital reinvestment strategy. Our business focus will be on optimizing the development of our large, geographically diverse resource base with a prioritization of generating high cash returns on capital invested. We expect our responsible reinvestment rate to yield in excess of annual production of 700 mboe per day and generate significant free cash flow at today’s prevailing commodity market prices. Low-cost operator with expected top-quartile cash costs. We expect to continue to focus on our cost optimization initiatives. Continue efforts to reduce greenhouse gas (GHG) emissions and operate in an environmentally responsible manner with a goal of net zero direct GHG emissions by 2035. We are committed to operating our business responsibly and protecting the environments in which we operate. We eliminated routine flaring on all new wells completed in 2021, and plan to accomplish the same on all wells enter- prise-wide by 2025. We reduced our methane loss rate to 0.08% and our GHG intensity to 5.0 as of December 31, 2021, as reported under the EPA’s Greenhouse Gas Reporting Program (operated onshore production, Brazos Valley sand mine and gathering and boosting facilities). Manage commodity price exposure and ensure stability through prudent hedging strategy. We employ a prudent hedging strategy, which is aligned with our capital expenditure program and is designed to man- age our exposure to commodity price volatility, ensure the stability of our cash flows and mitigate our risks to realizing attractive cash returns on capital invested. Our Strategy

EXECUTIVE COMPENSATION // 33 2021 Performance Highlights Cash balance 12/31/2021 $905mm Total shareholder return, 2/10/2021 (relisted) – 12/31/2021 46.33% Adjusted free cash flow $1.258mm Adjusted EBITDAX $2.145mm Dividends paid $119 mm Emerged from Chapter 11 bankruptcy We and certain of our subsidiaries emerged from Chapter 11 bankruptcy on February 9, 2021. Following our emergence from bankruptcy, we established a new board of directors, appointed a new management team and established new compensation metrics and performance goals. Significantly reduced debt load Our debt load declined $8.8 billion from $11.1 billion at December 31, 2019 to $2.3 billion at December 31, 2021. This resulted in an approximately 90% reduction in our interest and preferred dividend payment from $742 million in 2019 to $73 million in 2021. Reduction in other cash costs We reduced our other cash costs (including, production, gathering, processing, transportation and general and administrative) from $1.9 billion in 2019 to approximately $1.2 billion in 2021. We expect these reductions to substantially continue for the foreseeable future. Generation of free cash flow Following our emergence from bankruptcy, our Board established lower goals for reinvestment of capital back in the business with a renewed focus on generating significant free cash flow and returning that cash back to our shareholders in the form of dividends and stock buyback. As a result, our free cash flow increased from a deficit of approximately $0.6 billion in 2019 to over $1.2 billion in 2021. Total shareholder return Total shareholder return from February 10, 2021 (the date our common stock was relisted on the Nasdaq Stock Market following our emergence from bankruptcy) to December 31, 2021 was a robust 46.33%. Focus on highest-return assets We refocused our operations on our highest-returning assets, moving from six operating areas in 2019 to four operating areas in 2021. We strengthened our highest-return assets in the Marcellus and Haynesville gas basins with one major acquisition in 2021 and efforts made towards a second acquisition, which was completed in early 2022. Renewed focus on ESG Our board and management team are spearheading a renewed focus on ESG with commitments to specific targets to reduce methane emissions, GHG emissions and enterprise-wide flaring and to achieve net zero direct GHG emission by 2035. In 2021, we installed approximately 1,800 continuous methane emissions monitoring devices in the Haynesville and Marcellus and were the first company to certify its Haynesville operations as Responsibly Sourced Gas.

Reconstituted Executive Compensation Program

Following our emergence from bankruptcy, our new Compensation Committee had the opportunity to reset our compensation program. Our Compensation Committee adopted and implemented several new policies designed to better align our executive compensation program with the creation of shareholder value.

The new executive compensation program:

- **Reduced total executive compensation/cost of management.** Target compensation for our continuing NEOs in 2021 (the NEOs that were employed by the Company as of December 31, 2021) has been reduced by approximately 46% compared to 2019 levels.
- **Provide for stock-settlement of all equity incentive awards.** Prior incentive awards were paid either fully or partially in cash. The new executive compensation program provides that all RSUs and PSUs are 100% stock-settled in order to better align the interests of our executive officers and our shareholders.
- **Extended vesting terms.** Under our prior program, PSUs vested in three equal tranches over a three-year period. Under our new executive compensation program, PSUs are subject to three-year cliff vesting to encourage retention of our executive officers.
- **Restructured goals for Annual Incentive Plan.** Our Compensation Committee restructured our goals under our annual incentive plan (AIP) to encourage free cash flow, cost efficiency and environmental, social and governance (ESG) progress.
- **Implemented ESG "Gate" on Annual Incentive Plan.** Our Compensation Committee emphasized the Company's commitment to ESG improvement by requiring ESG goals to be met at the threshold level before any metric can be earned above target (regardless of performance).
- **Eliminated employment agreements.** The Compensation Committee determined that we would not enter into new employment agreements with our NEOs to enhance the Company's flexibility when making employment decisions.

Program Goal: Designed to attract, retain and appropriately reward top talent while ensuring strong alignment between executive compensation and performance metrics that directly drive shareholder value.

SALARIES

Targeting 50th percentile as performance and experience dictate

LONG-TERM INCENTIVE PROGRAM (LTIP)

100% paid in equity

75% performance driven

50% tied to absolute shareholder returns



2019 NEO LTIP
50% RSUs
50% PSUs
2019 CEO LTIP
25% RSUs
25% options
50% PSUs
2021 NEO LTIP
25% RSUs
25% rTSR
50% aTSR
Directly aligned with shareholder outcomes
Includes both CEO and NEOs



% OF TARGET PSUs EARNED
200%
150%
100%
50%
0%
Outstanding performance is well-rewarded
aTSR Target: 7.5%
-0- -0- -0- -0-
-20% -15% -10% -5% 0% 5% 10% 15% 20%
ABSOLUTE TSR (ANNUALIZED)



% OF TARGET PSUs EARNED
200%
150%
100%
50%
0%
Driven by 3-year relative TSR with 3-year cliff vesting
rTSR Target: 60th
-0-
20th + < 30th 40th 50th 60th 70th 80th 90th + >
RELATIVE TSR (PERCENTILE)

34 // CHESAPEAKE ENERGY CORPORATION

EXECUTIVE COMPENSATION // 35 AIP weighted toward metrics within manage- ment control If ESG thresholds are not met, all bonus metrics are capped at target PERFORMANCE METRIC 2021 GOAL WEIGHTING ESG Total Recordable Incident Rate 6.7% Spill Intensity Rate 6.7% GHG Intensity 6.7% Cash Generation Free Cash Flow ($mm) 20% Cost Efficiency Cash Costs ($/mcfe) 10% Gas Base Production Decline 7.5% Oil Base Production Decline 7.5% New Well Returns 15% Company Goals (above) 80% Strategic Leadership Goals: ESG, Cost, Resource Expansion and Capital Allocation Leadership 20% Total Estimated Bonus Payout 100% Compensation Philosophy Our Compensation Committee designed our executive officer compensation program to attract, retain and appropriately reward top talent while ensuring strong alignment between executive compensation and performance metrics that directly drive share- holder value. The philosophy of the Compensation Committee is to have a program that: Follows a pay-for-performance approach designed to provide highly competitive rewards for excellent perfor- mance without rewarding mediocrity. Benchmarks total direct compensation to our NEOs at or around the 50th percentile of the Executive Officer Compensation Peer Group, subject to adjustment based on experience, performance and level of responsibility. Aligns executive compensation directly with stock per- formance through our long-term incentive program (LTIP) that pays out 100% in equity with 50% of the payouts directly aligned to absolute total shareholder returns (aTSR) and 25% aligned with relative total shareholder return (rTSR) against our peer group. Encourages retention and long-term performance through the use of PSUs with three-year cliff vesting as opposed to annual vesting (as was the practice prior to this year). Focus annual incentive plan (AIP) metrics on the value drivers and discipline that our shareholders value. Reinforces high ethical conduct, environmental aware- ness and safety by requiring ESG thresholds to be met before any metric can be earned above target (regardless of performance). Promotes corporate alignment by applying the compensa- tion program consistently across all levels of our company. Discourages excess risk by rewarding both short and long-term performance. ANNUAL INCENTIVE PLAN (AIP) Our AIP is focused on the value drivers and discipline that our shareholders value. Failure to meet threshold levels of environ- mental and safety performance caps AIP payout at target for all other metrics regardless of results. Maximum range requires exceptional performance Maximum 200% Threshold 0% Target 100% Total Recordable Incident Rate GHG Intensity Spill Intensity Rate Free Cash Flow ($mm) Cash Costs ($/mcfe) Gas Base Production Decline Oil Base Production Decline New Well Returns 0.10 0.40 0.18 0.026 0.052 0.030 5.5 9.5 7.0 $800 $600 $675 $1.22 $1.42 $1.35 -33% -39% -37% -34% -40% -38% 1.13 0.75 0.94 Free Cash Flow ($mm) Cash Costs ($/mcfe) Gas Base Production Decline Oil Base Production Decline New Well Returns Threshold – Target Range Target – Maximum Range $800 $600 $1.22 $1.42 -33% -39% -34% -40% 1.13 0.75 $675 $1.35 -37% -38% 0.94

36 // CHESAPEAKE ENERGY CORPORATION Pursuant to its charter the Compensation Committee may re- tain a compensation consultant, and is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant it retains. The Compensation Committee retained Meridian Compensation Consultants, LLC, or Meridian, a national executive compensation consultant to review and provide recommendations concerning all compo- nents of our executive compensation program. Meridian per- forms service solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. Meridi- an assists the Compensation Committee in defining our peer companies for executive compensation and practices, and benchmarking our executive compensation program against the peer group. Meridian also assists the Compensation Com- mittee with all aspects of the design of our executive and di- rector compensation programs to ensure appropriate linkage between pay and performance. The Compensation Commit- tee assessed the independence of Meridian and concluded that no conflict of interest exists that prevents Meridian from independently representing the Compensation Committee. Meridian attended and provided advice at all Compensation Committee meetings, including executive sessions, following Meridian’s appointment in February 2021. Independent Compensation Consultant Shareholder Outreach We understand the importance of maintaining a robust shareholder outreach program. Since we emerged from bankruptcy in February 2021, the Chair of our Compensation Committee, along with management, continued this practice and addressed a variety of topics, including corporate governance, the adoption of a new executive compensation program, operating and financial performance, corporate strategy and cash return policies, including the payment of dividends and the adoption of a $1.0 billion equity repurchase program. We believe that our outreach to our top 15 largest shareholders has been productive and our dialogue with a significant number of large shareholders has given us a better understanding of our shareholders’ views on those topics. Members of management and the Chair of our Compensation Committee have had discussions with shareholders representing approximately 90% of our outstanding stock. We continue to actively seek input regarding possible improvements to our compensation program from our shareholders. Process for Determining Executive Compensation The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, poli- cies and programs. In determining compensation, the Compensation Committee makes an overall assessment of the performance of the NEOs, both individually and as a team, on an annual basis. In 2021, the Compensation Committee’s approach consisted of both an objective consideration of the Company’s performance relative to predetermined metrics as more fully described under the caption “—Primary Executive Compensation Elements for 2021” and a subjective consideration of each NEO’s performance and overall role in the organization, as well as the consideration of the median compensation of similarly situated executives among our compensation peer group. In the assessment of the performance of each NEO in 2021, the Compensation Committee considered the following: Company Performance • Financial and operational performance of the Company, including progress made with respect to predetermined metrics more fully described below Individual Performance Tangibles • NEO’s contributions to the development and execution of the Company’s business plans and strategies • Performance of the NEO’s department or functional unit • Level of responsibility Individual Performance Intangibles • Leadership ability • Demonstrated commitment to the Company • Motivational skills • Attitude • Work ethic EXECUTIVE OFFICER ASSESSMENT

EXECUTIVE COMPENSATION // 37 Our CEO has an active role in executive compensation, and typically makes recommendations to and participates in dis- cussions with the Compensation Committee to provide infor- mation regarding the compensation of the other NEOs. Fol- lowing such recommendations, the Compensation Committee discusses the compensation of each NEO and approves the final NEO compensation amounts, subject to such modifica- tions as it deems appropriate. The Compensation Committee discusses the compensation of the CEO in executive session with its independent compensation consultant and approves his final compensation amounts. Following such approvals, the Compensation Committee provides a report of its executive compensation decisions to the full Board for discussion and Chief Executive Officer and Management Role in Executive Compensation Process ratification. The CEO, not being a member of the Compensa- tion Committee, does not vote at Compensation Committee meetings or participate in discussions about his compensation, and he does not participate in the Board’s discussion or vote on the acceptance or ratification of the Compensation Com- mittee’s approvals or reports with respect to his compensation. In addition to the participation of our CEO, other members of senior management typically provide the CEO and Com- pensation Committee and its advisors with detailed analyses and recommendations regarding each element of executive officer compensation (other than for the CEO) to facilitate the Compensation Committee’s annual review. Salary AIP RSUs PSUs 90% At-Risk 10% 16% 14% 60% Primary Executive Compensation Elements for 2021 COMPENSATION COMPONENT DELIVERY METHOD PURPOSE Fixed Compensation Base Salary Cash To competitively compensate executive to reflect levels of responsibility and contribution to the success of the Company Performance Based Compensation Annual incentive awards Cash To provide an incentive focused on short-term, one-year performance of established metrics Long-Term Incentive Awards RSUs 25% of the total value To ensure executives experience long-term value linked to shareholder value by linking ultimate award value to share price movement PSUs – stock settled 75% of total value To focus executives on delivery of longer-term measures designed to drive enhanced absolute and relative shareholder value 2021 CEO TOTAL DIRECT COMPENSATION

38 // CHESAPEAKE ENERGY CORPORATION With the assistance of Meridian, the Compensation Committee approved two new peer groups in May 2021: (1) a peer group for benchmarking executive officer compensation (the “Officer Compensation Peer Group”), and (2) a peer group for measuring rela- tive total shareholder return under the Long-Term Incentive Plan (the “Relative TSR Peer Group”). The Compensation Committee uses the separate Relative TSR Peer Group for measuring relative total shareholder return because it wanted to emphasize natural gas-focused peers, along with broader indexes for performance comparisons. See page 44 for a discussion of the Relative TSR Peer Group. EXECUTIVE OFFICER COMPENSATION PEER GROUP The Compensation Committee based its decision on its peer companies based on a peer group report prepared by Meridian and an analysis of factors deemed most important in determining our peer group, including enterprise value, market capitalization, assets and revenue. The following is a list of the peer companies comprising the Executive Officer Compensation Peer Group: Peer Groups The Compensation Committee used the 2021 Officer Com- pensation Peer Group solely as a reference point to assess each NEO’s target total direct compensation (i.e., base salary, target annual incentive plan bonus, and the grant date fair value of long-term incentive awards). Specifically, the Com- pensation Committee reviewed the target total direct com- pensation of our NEOs against the market data described in the 2021 Officer Compensation Peer Group report prepared by Meridian primarily to ensure that our executive compen- sation program, as a whole, is positioned competitively to at- tract and retain the highest caliber of executive officers and that the total direct compensation opportunity for the NEOs is aligned with our corporate objectives and strategic needs. The Compensation Committee uses the market data from the 2021 Officer Compensation Peer Group to benchmark base salaries, short-term incentive compensation, long-term in- centive compensation and total compensation of our NEOs at the 50th percentile as a starting place for determining compensation. The Compensation Committee then adjusts Use of Market Data from 2021 Officer Compensation Peer Group the NEO’s compensation based on the NEO’s experience level, performance vs. expectations and level of responsibil- ity. Otherwise, the Compensation Committee did not use a formulaic approach to setting pay against market data but rather reviews a range of market reference points for each compensation element and target total direct compensation as one factor before making compensation determinations. The Compensation Committee is focused on delivering good value for our shareholders while providing competitive com- pensation for our executive management team. It believes that over-reliance on benchmarking can result in compensa- tion that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account company-to-company variations among actual roles with similar titles or the specific performance of the ex- ecutive officers. The Compensation Committee believes that the Company’s asset quality, strong balance sheet, scale, cul- ture and authentic commitment to DEI also played a valuable role in attracting our newly hired NEOs. Diamondback Energy, Inc. Ovintiv Inc. Devon Energy Corporation APA Corporation Marathon Oil Corporation EQT Corporation Cimarex Energy Co. Cabot Oil & Gas Corporation Murphy Oil Corporation Southwestern Energy Corporation Range Resources Corporation PDC Energy, Inc.

EXECUTIVE COMPENSATION // 39 2021 ANNUAL INCENTIVE PROGRAM The Compensation Committee established the new Annual Incentive Program (AIP) in May 2021 following our emergence from Chapter 11 bankruptcy proceedings. The performance metrics for the 2021 AIP focused on the metrics and discipline that our shareholders value. The 2021 AIP performance metrics fall into three categories: (1) ESG, (2) cash generation, and (3) cost efficiency. To reflect the Company’s increased focus on ESG, a failure to meet the threshold level for the ESG metrics caps the AIP payout for all other performance metrics at the target level regardless of actual results. 80% of the awards made under the AIP are based upon the achievement of quantitative performance goals and 20% of the awards are based upon qualitative strategic goals. All awards under the AIP are subject to adjustment at the Board’s discretion. Calculating Annual Incentive Program Awards The following formula was used to calculate the payment that could be awarded to each named executive officer under the 2021 AIP: The AIP is structured to have threshold, target and maximum performance levels and the corresponding payout opportunities of 0%, 100% and 200% of the target percentage of base salary (using linear interpolation for performance levels falling between threshold and target and target and maximum). For each metric, there would be a maximum payout of 200% of each individual’s target percentage for exceptional performance, as discussed below. Name and Title 2021 Base Salary (a) Domenic J. (“Nick”) Dell’Osso, Jr. President and Chief Executive Officer $800,000 Mohit Singh Executive Vice President and Chief Financial Officer $525,000 Benjamin E. Russ Executive Vice President – General Counsel and Corporate Secretary $400,000 Michael A. Wichterich Executive Chairman $650,000 Robert D. (“Doug”) Lawler Former President and Chief Executive Officer $1,345,500 Frank J. Patterson Former Executive Vice President, Exploration and Production $683,100 James R. Webb Former Executive Vice President – General Counsel and Corporate Secretary $646,875 (a) 2021 base salary reflected at annual rate. 2021 BASE SALARIES Base salaries reflect each NEO’s level of responsibility, leadership and contribution to our success and profitability and the competitive marketplace for executive talent in the oil and gas exploration industry. Following our emergence from Chapter 11 bankruptcy proceedings, our board, in conjunction with our newly appointed CEO, established a new executive officer team. Each current employed NEO was newly appointed to his position in 2021. Base salaries were established by the Compensation Committee upon the appointment of each newly appointed NEO. Base salaries for our NEOs that are no longer employed by the Company were established by our Compensation Committee in 2019 prior to our bankruptcy. Compensation Actions for 2021 Base Salary Target Percentage of Base Salary Payout Factor (0% – 200%) x x

Range of Annual Incentive Payout Metrics

The following table sets forth the range of payments under our AIP for 2021 for our NEOs that are continuing employees if executives had achieved only target performance, as well as an example of payout at the 200% performance level. Our NEOs whose employment with the Company was terminated in 2021 ceased to participate in the AIP on the date of the termination and they were paid pursuant to separation agreements with the Company as described at the bottom of page 55.

Range of Annual Incentive Payout Metrics

Name	2021 Base Salary ($)	Annual Incentive Program Target as % of Base	Annual Incentive Program at Target (100% Performance Metrics Achieved) ($)	200% Performance Achievement ($)
Domenic J. ("Nick") Dell'Osso, Jr.	800,000	100	800,000	1,600,000
Mohit Singh[a]	525,000	–	–	–
Benjamin E. Russ	400,000	80	320,000	640,000
Michael A. Wichterich[a]	650,000	–	–	–
Robert D. ("Doug") Lawler[b]	1,345,500	–	–	–
Frank J. Patterson[b]	683,100	–	–	–
James R. Webb[b]	646,875	–	–	–

(a) Mr. Singh was hired in December 2021 and therefore was not an eligible participant in the 2021 program. Mr. Wichterich does not participate in the AIP.

(b) Messrs. Lawler, Patterson and Webb terminated employment prior to their 2021 targets being established.

2021 AIP Performance Goals and Calculation of Payout Factor

For the 2021 AIP, the Compensation Committee established the performance goals detailed in the table below, which it believed appropriately focused on the value drivers and discipline that our shareholders value. Each metric was focused on delivery of one of the following three corporate objectives:

ESG + Cash Generation + Cost Efficiency

The 2021 AIP metrics are designed to incentivize our management team to maximize free cash flow and optimize profitability while improving our environmental and safety performance. Goals for these metrics were established by the Committee in May 2021. The Committee designed the AIP to be complementary to our long-term incentive plan. Because the long-term incentive plan is so heavily weighted towards total shareholder returns (TSR), which is heavily influenced by commodity prices, the Committee selected performance metrics that were more under management control. In addition, the Committee included an ESG "gate" as part of the AIP in order to properly emphasize the importance of ESG matters. The ESG "gate" requires threshold levels of all ESG performance measures to be met before the payout associated with any performance metric can exceed the target level. Threshold, target and maximum levels were determined by the Committee based on a review of the Company's approved budget and historical performance, where available. The Committee determined the weighting for each performance goal by considering the drivers of our business and each goal's impact on our business. The Committee designated the generation of free cash flow and ESG as our two top priorities and assigned the highest weighting (20% each) to these two measures. The Committee assigned a 15% weighting to the performance of our oil and gas base production and to the capital efficiency of our development program, which are the most significant long-term drivers of free cash flow. Finally, cash costs are important but were determined to have the least impact of three categories and were therefore weighted at 10%.

40 // CHESAPEAKE ENERGY CORPORATION

	Performance Metric	Performance Goal	Actual	Threshold 0%	Target 100%	Maximum 200%	Goal Weighting	Goal Payout Factor (Performance based on payout scale)	Weighted Goal (Goal Weighting x Goal Payout Factor)
ESG	Total Recordable Incident Rate	<0.18	0.17	0.40	0.18	0.10	6.7%	113%	8%
ESG	Spill Intensity Rate	<0.03 intensity	0.009	0.052	0.030	0.026	6.7%	200%	13%
ESG	GHG Intensity	<7.0	5.0	9.5	7.0	5.5	6.7%	200%	13%
Cash	Free Cash Flow ($mm)	Maximize free cash flow	$1,026	$600	$675	$800	20%	200%	40%
Cost/Production	Cash Costs ($/mcfe)	Optimize profitability	$1.35	$1.42	$1.35	$1.22	10%	99%	10%
Cost/Production	Gas Base Production Decline	Arrest declines for greater profitability	-34%	-39%	-37%	-33%	7.5%	188%	14%
Cost/Production	Oil Base Production Decline	Arrest declines for greater profitability	-33%	-40%	-38%	-34%	7.5%	200%	15%
Cost/Production	New Well Returns	Delivering on expectations	0.91	0.75	0.94	1.13	15%	84%	13%
						Company Goals (above)	**80%**	**157%**	**126%**
						Strategic Leadership Goals	**20%**	**125%**	**25%**
						Total Bonus Payout	**100%**	**156%**	**151%**

"Total Recordable Incidence Rate" is the number of OSHA recordable incidents multiplied by 200,000 and then divided by the actual number of hours worked in one year for company employees and contingent labor.

"Spill Intensity Rate" is crude oil/condensate and produced water spills greater than or equal to 1 bbl spilled outside of secondary containment reduced by spill volume recovered and calculated as (produced liquid spilled (bbls) - produced liquid recovered volume(bbls)/ total produced liquid (1,000 bbls).

"GHG Intensity" is metric tons CO_2e/Gross annual production (mboe).

"Free Cash Flow" is net cash provided by (used in) operating activities + cash paid for reorganization items – capital expenditures.

"Cash Costs" is production expenses, plus gathering, processing and transportation expenses, plus general and administrative expenses divided by total production on a cubic feet of gas equivalent (mcfe) (net operated and non-operated sale volumes for the year per accounting months)

"Base Production Decline" is annual production decline for oil and gas, calculated separately, based on the month of December 2020 vs. December 2021 average daily gross production, using a straight average of the two declines. Measure reflects gross operated volumes by accounting month for wells in existence as of December 31, 2020. Gas base limited to Appalachia and Gulf Coast. Oil base is limited to our oil assets and only includes oil molecules.

"New Well Returns" is calculated as the ratio of the net present value of cash flows over the net capital investment (NPV10/net capex) for all wells turned-in-line in 2021 and measured against their forecasted Profit Investment Ratio (NPV10/Total Net Capital) prior to spud. Adjusted to eliminate change in price and differentials.

The 2021 AIP metrics are designed to incentivize our management team to maximize free cash flow and optimize profitability while improving our environmental and safety performance.

EXECUTIVE COMPENSATION // 41

42 // CHESAPEAKE ENERGY CORPORATION ESG Leadership Reducing emissions across all operating areas Achieving RSG certification in our gas assets Releasing a comprehensive ESG strategy report Enhance inclusion and diversity programming and commitment Cost Leadership Leveraging our industry leading data to optimize workflows and target our highest value opportunities Enhancing and streamlining our internal processes and systems Reducing gathering, processing and transportation (GP&T) costs and improving takeaway capacity Resource Expansion Leadership Expanding and improving inventory across current leasehold in a manner that is economically accretive on a per share basis Reviewing portfolio to determine future resource potential and value accelerating opportunities Evaluating accretive opportunities to accelerate free cash flow growth while preserving balance sheet strength Identifying and acting on opportunities to add high value offset leasehold to our portfolio Capital Allocation Leadership Optimizing our operations to improve well economics Stemming decline rates across our portfolio Taking prudent risks designed to enhance returns Business Development Leadership Reviewing and capitalizing on value-enhancing acquisition and divestiture opportunities Investor Analyst Engagement Leadership Improving engagement with investors and shareholders Strategic Goals Twenty percent (20%) at target (range: 0% – 40%) of the total amounts payable under the 2021 AIP were based on the attainment of certain Company-wide strategic leadership objectives in the areas set forth below: The Compensation Committee reviewed the Company’s progress toward each of the strategic goals listed above and deter- mined that the Company had partially achieved its ESG Leadership goals, had achieved its Cost Leadership and Resource Expansion Leadership goals and had met and exceeded its Capital Allocation Leadership, Business Development Leadership and Investor Analyst Leadership goals. Based on its determination the Committee certified a payout of 25% with respect to the strategic goals portion of the AIP.

Actual Payments for 2021

The following table shows the actual amounts awarded under the 2021 AIP:

Name	2021 Base Salary ($)	Annual Incentive Program Target as % of Base	Annual Incentive Program at Target ($)	Payout Factor (%)	Actual Earned 151% Performance ($)
Domenic J. ("Nick") Dell'Osso, Jr.	800,000	100	800,000	151	1,208,000
Mohit Singh	525,000	–	–	–	–
Benjamin E. Russ	400,000	80	320,000	151	483,200
Michael A. Wichterich	650,000	–	–	–	–

2021 Long-Term Incentive Program

Long-term incentives align the compensation of the NEOs with the long-term interests of our shareholders. Target total direct compensation is weighted heavily towards long-term incentive compensation consistent with our goal of long-term shareholder value creation.

Size and Form of 2021 Long-Term Incentive Awards

The size of the equity awards granted to each NEO is based on an estimated target dollar value. The Compensation Committee generally determines the target value based on each NEO's level of responsibility, leadership, tenure and contribution to the success and profitability of the Company and a review of the compensation levels for individuals in the Officer Compensation Peer Group with similar titles and responsibilities. The Compensation Committee also considers potential shareholder dilution.

The Compensation Committee allocates the dollar value of each NEO's equity awards between time-based awards (RSUs) and performance-based awards (PSUs). Long-term incentive awards for our NEOs consisted of 25% RSUs and 75% PSUs. Both RSUs and PSUs are settled in stock. Two-thirds of the PSUs (50% of the total long-term incentive award) vest based on absolute total shareholder return (aTSR) on the third anniversary of the grant date as follows:

aTSR	Percentage of Target PSUs Earned
Less than 0%	0%
0%	40%
5%	80%
7.5%	100%
10%	120%
15%	160%
20% or greater	200%

aTSR is measured on an annualized basis. No awards are issued if aTSR is less than 0%. For aTSR performance between the values listed in the table to the left, the number of PSUs that become earned will be determined by straight-line interpolation.

One-third of the PSUs (25% of the total long-term incentive award) vest based on relative total shareholder return (rTSR) measured against our Relative TSR Peer Group on the third anniversary of the grant date as follows:

rTSR	Percentage of Target PSUs Earned
Less than 20%	0%
20%	0%
30%	30%
40%	60%
50%	80%
60%	100%
70%	125%
80%	160%
90% or greater	200%

For rTSR performance between the values listed in the table to the left, the number of PSUs that become earned will be determined by straight-line interpolation.

EXECUTIVE COMPENSATION // 43

Relative TSR Peer Group

The peer group for measuring relative total shareholder return (the "Relative TSR Peer Group") includes eight gas-focused companies and four indexes, as well as a list of companies that will serve as automatic replacements for any peer company that is acquired during the first 18 months of the measuring period.

Relative TSR Peer Group	Replacement List
Antero Resources Corporation	Ovintiv Inc.
Cabot Oil & Gas Corporation[a]	Continental Resources
CNX Resources Corporation	Matador Resources Company
Comstock Resources, Inc.	Cimarex Energy Co.
EQT Corporation	PDC Energy, Inc.
Range Resources Corporation	SM Energy Company
Southwestern Energy Company	Murphy Oil Corporation
Vine Energy Inc.[b]	
Alerian MLP	
S&P 500 Utilities Sector	
S&P 500 Industrials Sector	
S&P Oil & Gas EP Select Industry Index	

(a) Cabot Oil & Gas Corporation transitioned to Coterra Energy, Inc. following the merger of equals between Cabot Oil & Gas Corporation and Cimarex Energy Co., which formed Coterra Energy, Inc.

(b) Vine Energy Inc. was replaced by Ovintiv Inc. following our acquisition of Vine Energy in November 2021.

Interim CEO PSU Grant

On April 30, 2021, the Company granted Mr. Wichterich an award of 9,204 PSUs during his service as Interim CEO. The PSUs vest on (i) any date prior to March 1, 2024 on which the 60-Day volume-weighted average price equaled or exceeded $55.00 per share (reflecting a premium of 21% relative to the stock price as of the grant date), or (ii) upon consummation of a Change of Control. These PSUs vested on September 16, 2021 but issuance of shares in settlement of the PSUs is deferred until the earlier of (1) March 1, 2024 and (2) the consummation of a Change of Control.

2021 Time-Based Awards

RSUs generally vest ratably over a three-year period from the date of grant. RSUs are settled in shares of common stock. The Compensation Committee believes that RSUs play an important role in accomplishing the objectives of the executive compensation program, in particular, retention and alignment with shareholder interest. Holders of unvested RSUs are entitled to receive dividend equivalents on such units, payable in cash at the same time as the underlying RSUs are settled in shares.

2021 PSU Awards

Beginning in 2021, the Compensation Committee changed the design of the long-term incentive plan to provide that all PSUs will be stock settled. The Compensation Committee believes this is the best way to align our long-term incentive compensation with the goal of increasing shareholder value. The 2021 PSUs are subject to cliff vesting on the third-year anniversary of the grant date. The final value and number of shares of Company common stock issued in settlement of the PSUs will depend on our performance measured against the objective performance goal (aTSR or rTSR) for each type of PSU. The Compensation Committee established the performance goals in May 2021 based on rigorous modeling and testing of a variety of design constructs with the objective of arriving at a mix of absolute and relative TSR metrics and goals that would (i) deliver relatively substantial payouts for stronger absolute TSR that also outperformed the market on a relative basis, and (ii) deliver relatively weaker payouts, or no payouts, for low TSR outcomes, compared to other design constructs found among the marketplace. The Committee also decided to use TSR as the primary PSU metric as a compliment to the short-term incentive metrics that are based on other financial and operational goals. Holders of PSUs are entitled to receive dividend equivalents on such units, payable in cash at the same time as the underlying PSUs are settled in shares.

44 // CHESAPEAKE ENERGY CORPORATION

LTIP Payout Scenarios: Greater focus on absolute performance[a]


LEVERAGE OF LONG-TERM INCENTIVE PLAN DESIGN
AT VARIOUS PERFORMANCE LEVELS
REALIZED LTI VALUE AS A % OF TARGET
(INCLUDES PRICE APPRECIATION)(b)
300%
270%
240%
210%
180%
150%
120%
90%
60%
30%
0%
Designed to provide highly competitive long-term compensation for excellent performance without rewarding mediocrity
Scenario 1 (rTSR 25%, aTSR -5%)
Scenario 2 (rTSR 75%, aTSR -5%)
Scenario 3 (rTSR 60%, aTSR 5%)
Scenario 4 (rTSR 25%, aTSR 20%)
Scenario 5 (rTSR 75%, aTSR 20%)

Relative TSR Peer Group[c][d]

Antero Resources Corporation
Cabot Oil & Gas Corporation
CNX Resources Corporation
Comstock Resources, Inc.
EQT Corporation
Range Resources Corporation
Southwestern Energy Company
Vine Energy Inc.
Alerian MLP Index
MLP S&P 500 Utilities Sector
S&P 500 Industrials Sector
S&P Oil & Gas EP Select Industry Index

Peer group includes four indices to ensure broader market relevance

(a) Absolute TSR on an annualized basis.

(b) Payout estimates the change in total LTI value over a 3-year vesting period including the impact of payout leverage for performance-based awards and stock price change.

(c) Peer groups approved in early 2021 prior to any recent merger or acquisition announcements among peer companies.

(d) If, during the first 18 months of the relative TSR performance period, any peer group member is acquired, then it shall be replaced by the first/next company on a predetermined rank-ordered replacement list. If, during the last 18 months of the Performance Period, any Peer Group Member is involved in a merger or acquisition, then such peer company TSR will be locked-in as greater or less than that for the Company, in each case measured as of the date of the announcement of such merger/acquisition.

2021 Long-Term Incentive Awards — Targeted Value

Name	RSUs ($)	aTSR ($)	rTSR ($)	Inducement RSUs ($)	Price Target PSUs ($)	Total Target Value ($)
Domenic J. ("Nick") Dell'Osso, Jr.[a]	787,500	1,575,000	787,500	–	–	3,150,000
Mohit Singh[b]	–	–	–	1,720,000	–	1,720,000
Benjamin E. Russ[c]	250,000	500,000	250,000	–	–	1,000,000
Michael A. Wichterich[d]						800,685
Interim CEO					430,000	–
Executive Chairman	92,671	185,343	92,671	–		–

(a) All awards were granted on October 11, 2021, prorated for time served as both CFO and CEO during 2021. As disclosed in footnote (f) to the Summary Compensation Table below, the number of shares issued for the CFO portion of Mr. Dell'Osso's equity award was based on the VWAP for the 30-day period ending April 5, 2021, whereas the number of shares issued for the CEO portion of Mr. Dell'Osso's equity award was based on the VWAP for the 30-day period ending October 10, 2021. See also, Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table — Mr. Dell'Osso's Equity Awards on page 53.

(b) Inducement award granted upon hire on December 6, 2021. Mr. Singh did not participate in the 2021 Program, and will commence his participation in the 2022 plan year. This award was made to compensate Mr. Singh for earned but unvested awards at Mr. Singh's prior employer that he forfeited when he joined our team.

(c) RSU award with a target value of $174,738 granted on April 6, 2021. The additional value of awards was granted to Mr. Russ upon his promotion on June 16, 2021.

(d) Interim CEO award granted upon appointment on April 30, 2021. Executive Chairman awards granted upon appointment on October 11, 2021.

Messrs. Lawler, Patterson and Webb did not receive any equity awards in 2021.

EXECUTIVE COMPENSATION // 45

Other Compensation

We also provide compensation in the form of benefits and perquisites to the NEOs, including health and welfare insurance benefits, and matching contributions under the Company's 401(k) plan. We provide up to 6% matching of eligible compensation that is deferred, up to the Internal Revenue Code limit for each respective year in which the eligible employee participates in the plan. The foregoing benefits and perquisites are provided to all employees or large groups of senior level employees. The Company does not permit personal use of corporate aircraft by executive officers or directors. Although family members and invited guests are occasionally permitted to accompany executive officers and directors on business flights, the aggregate incremental costs to the Company is de minimis. See "— Executive Compensation Tables — All Other Compensation Table" on page 50 for more information.

2022 Executive Compensation Decisions

After reviewing the contributions of our NEOs relative to our 2021 performance, the Compensation Committee maintained the following aggregate salary and short-term and long-term compensation targets, as indicated in the table below.

			LTIP Awards ($)[a]	
Name	**Base Salary ($)**	**AIP ($)**	**RSU ($)**	**PSU ($)**
Domenic J. ("Nick") Dell'Osso, Jr.	800,000	1,000,000 [b]	1,175,000	3,525,000
Mohit Singh	525,000	525,000	512,500	1,537,500
Joshua J. Viets[c]	490,000	490,000	512,500	1,537,500
Benjamin E. Russ	400,000	320,000	250,000	750,000
Michael A. Wichterich	650,000	– [d]	466,250	1,398,750

(a) LTI Awards continue to consist of 25% RSUs and 75% PSUs, with two-thirds of the PSUs vesting based on absolute TSR performance and one-third vesting based on relative TSR performance over a three-year period. The dollar values reflect target level (100%) performance.

(b) Mr. Dell'Osso's AIP for 2022 is 125% of base salary, representing an increase due to his new role as President and Chief Executive Officer, as disclosed at the time of his appointment.

(c) Mr. Viets was appointed as our Executive Vice President and Chief Operating Officer in February 2022.

(d) Mr. Wichterich is not a participant in the AIP.

The Compensation Committee adopted only minor changes to our executive compensation program for 2022. Specifically, the Compensation Committee adjusted the composition of the AIP performance metrics to add: (i) a contractor-based TRIR metric, in addition to the existing employee-based TRIR metric, and (ii) a methane emissions metric, in addition to the existing greenhouse gas emissions metric. In addition, the Committee continued the use an ESG "gate" as part of the AIP in order to properly emphasize the importance of ESG matters. In 2022, the payout associated with any performance metric cannot exceed the target level if the Company does not achieve the threshold performance level for any one of the following three ESG metrics: (i) total recordable incident rate for employees (excluding contractor-based TRIR); (ii) spill intensity rate; and (iii) GHG. The Compensation Committee also made relatively minor adjustments to the weighting of ESG goals.

The 2022 LTIP awards heavily tie executive compensation to the performance of the Company's common stock. Specifically, the 2022 LTIP awards consist of 25% RSUs and 75% PSUs, with two-thirds of the PSUs vesting based on actual TSR performance and one-third vesting based on relative TSR performance, in each case over a three-year period.

46 // CHESAPEAKE ENERGY CORPORATION

EXECUTIVE COMPENSATION // 47 In measuring compliance with the share ownership guidelines, the Company includes: Shares owned directly; Shares owned indirectly (i.e., by a trust or spouse/family member living in their household); Shares represented by amounts invested in a retirement/401(k) plan or that are tax deferred in accounts that are maintained by the Company; and Time-vested restricted stock or restricted stock units. Other Executive Compensation Matters Share Ownership Guidelines The Compensation Committee has established share ownership guidelines for our directors and executive officers, including the NEOs in order to (i) promote a significant financial stake in the Company to create direct alignment of officer and director interests with those of our shareholders, (ii) mitigate against excessive risk taking that may lead to short-term returns at the expense of longer-term value creation, and (iii) align the interests of officers and directors with good governance principles supported by our institutional investors and proxy advisors. The Compensation Committee reviews compliance with these share ownership guide- lines annually. All of our directors and two of our four NEOs had met the required ownership level as of April 11, 2022. All directors and NEOs were in compliance with the share retention requirements. The share ownership guidelines require the executive officer or director own at least a number of shares of common stock equal to a multiple of the executive officer’s or director’s base salary or annual cash retainer. The executive officer and director share ownership guidelines are as follows: Unexercised options/warrants and unearned/unvested PSUs are not counted toward meeting the guidelines. (a) Based on the participant’s then-current base salary or annual cash board retainer. The value of shares holdings is determined by the greater of: (i) acqui- sition/grant date value, (ii) current spot price, or (iii) trailing 12-month average price. (b) The percentage holding requirement represents the percentage of net shares (after tax withholding) that must be held until the share ownership requirement is met, with the following exceptions, (i) participants may direct the Company to withhold shares issued upon vesting of RSUs/PSUs to cover tax obligations, and (ii) participants holding stock options or warrants may utilize a cashless exercise provision and/or immediately sell Company stock acquired by exercising stock options for the limited purpose of paying the exercise price of the stock option and any applicable tax liability. Position Guideline(a) Holding Requirements/ Retention Ratio(b) CEO 7 times base salary 100% EVP 3 times base salary 75% SVP 2 times base salary 50% VP 1 times base salary 50% Non-Employee Directors 5 times annual cash retainer 100% In developing our 2022 executive compensation program, the Compensation Committee decided on the following: No increases to the base salaries of our NEOs. No increases to the target percentage of base salary payable under the AIP for any NEO, with the exception to Mr. Dell’Osso who was promoted to President and CEO in October 2021. No changes to the other compensation received by our NEOs. Added a contractor-based TRIR metric and methane emissions metric to our 2022 AIP metrics. 2022 LTIP awards continue to heavily weight stock price performance, with no changes to RSU or PSU vesting provisions.

Prohibition of Hedging and Pledging Transactions

Our insider trading policy applies to directors and employees and prohibits derivative or speculative transactions involving Company stock. The transactions covered by the policy include trading in puts, calls, covered calls or other derivative securities involving Company stock or engaging in hedging or monetization transactions with respect to Company stock. The policy also prohibits directors and executive officers from holding Company stock in a margin account or pledging Company stock as a collateral for a loan. We believe these policies effectively aligns each officer's and director's interests with those of our shareholders.

Compensation Recovery or "Clawback" Policy

The Board has adopted a compensation recovery policy, also known as a "clawback," pursuant to which the Company may seek to recover from any current or former executive officer all cash and equity incentive-based compensation in the event of an accounting restatement resulting from the Company's material non-compliance with financial reporting requirements under applicable securities laws. The amount of incentive-based compensation subject to such recovery would be the amount in excess of what the executive officer would have earned in accordance with the restatement as determined by the Compensation Committee.

The compensation recovery policy also contains provisions related to the forfeiture of stock options, restricted shares, RSUs and PSUs. Under these forfeiture provisions, the Company may cancel such long-term incentive awards, in whole or in part, whether or not vested, for no consideration, for executives who engage in serious breaches of conduct, including violations of employment agreements, confidential or other proprietary matters, or otherwise act in competition with the business of the Company. We believe these provisions serve to ensure that executives act in the best interest of the Company and its shareholders.

Relationship Between Compensation Programs and Risk

Our Compensation Committee received a risk assessment from Meridian with respect to the Company's compensation programs, including an overview of the compensation program and risk-mitigating policies and practices. After considering advice from Meridian, the Compensation Committee performed a review of key attributes and structures of our compensation policies and programs and has determined that such policies and programs do not encourage excessive or inappropriate risk taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors were considered in making such determination:

- The AIP for executive officers in 2021 consisted of a mix of eight goals (1 financial, 4 operational and 3 ESG related) set by the Compensation Committee that are aligned with the Company's strategic short-term goals and designed to improve the Company's performance in the long term. Payouts are capped as a set percentage of target.
- 75% of long-term incentive awards were made in stock-settled PSUs that cliff vest at the end of 3 years. Two-thirds of such PSUs (50% of total long-term incentive awards) are based on absolute total shareholder return. One-third of such PSUs (25% of total long-term incentive awards) are based on relative total shareholder return compared to the Company's Relative TSR Peer Group. The multiple year vesting and performance periods discourage short-term risk taking.
- Our share ownership guidelines encourage our directors and executive officers to maintain a long-term perspective.
- Our prohibition on derivative or speculative transactions involving Company stock by directors and executive officers reinforces the alignment of our directors' and executives' interests with those of our shareholders.
- Our compensation recovery policy is designed to recapture unearned incentive payments in the event of material non-compliance with any financial reporting requirement under applicable laws that leads to an accounting restatement and permits cancellation of long-term incentive awards of executives who engage in serious breaches of conduct or who otherwise act in competition with our business.
- The compensation programs and policies that apply to non-executive employees consist of competitive base salaries, formulaic annual incentive based on pre-determined metrics that drive our performance, and long-term incentive compensation consisting of RSUs and PSUs that vest over three years. The steady income provided by base salaries allows employees to focus on the Company's business. The annual incentives motivate employees to achieve the Company's financial, operational and ESG goals without incentivizing inappropriate risk taking. The long-term incentive awards align employees' long-term interests with those of our shareholders and generally encourage a long-term view.

48 // CHESAPEAKE ENERGY CORPORATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Brian Steck (Chair)
Timothy S. Duncan
Benjamin C. Duster, IV

Summary Compensation Table for 2021

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) [a]	Stock Awards ($) [b]	Option Awards ($) [c]	Non-Equity Incentive Plan Compensation ($) [d]	All Other Compensation ($) [e]	Total ($)
Domenic J. ("Nick") Dell'Osso, Jr. President and Chief Executive Officer	2021	758,965	–	5,699,725 [f]	–	1,208,000	22,247	7,688,937
	2020 [l]	750,376	–	300,000	–	2,922,273	23,040	3,995,689
	2019 [l]	744,520	–	3,500,002	–	891,070	320,529	5,456,121
Mohit Singh Executive Vice President and Chief Financial Officer	2021 [g]	10,096	880,000	1,604,883	–	–	23,591	2,518,570
Benjamin E. Russ Executive Vice President – General Counsel and Corporate Secretary	2021 [h]	348,472	–	1,382,439	–	483,200	20,693	2,234,804
Michael A. Wichterich Executive Chairman	2021 [i]	812,122 [j]	–	1,389,459 [k]	–	–	2,554	2,204,135
Robert D. ("Doug") Lawler Former President and Chief Executive Officer	2021 [l]	517,500	–	–	–	–	6,591,235	7,108,735
	2020 [l]	1,345,500	–	300,000	–	8,940,513	34,142	10,620,155
	2019 [l]	1,335,000	–	9,690,002	1,810,000	1,917,338	639,769	15,392,109
Frank J. Patterson Former Executive Vice President – Exploration and Production	2021 [l]	341,550	–	–	–	–	1,715,439	2,056,989
	2020 [l]	683,100	–	300,000	–	2,850,794	49,364	3,883,258
	2019 [l]	677,769	–	3,400,003	–	811,181	254,875	5,143,828
James R. Webb Former Executive Vice President – General Counsel and Corporate Secretary	2021 [l]	323,438	–	–	–	–	1,626,905	1,950,343
	2020 [l]	646,875	–	300,000	–	2,727,305	35,592	3,709,772
	2019 [l]	641,827	–	3,000,003	–	768,164	284,725	4,694,719

(a) Reflects sign-on bonus paid to Mr. Singh upon commencing employment with the Company in December 2021. This award was made to compensate Mr. Singh for earned but unvested awards at Mr. Singh's prior employer that he forfeited when he joined our team.

(b) These amounts represent the aggregate grant date fair value of stock awards granted, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. For restricted stock units (RSUs), values are based on the closing price of the Company's common stock on the grant date. For performance share units (PSUs), the Company utilized the Monte Carlo simulation to determine the grant date fair value. The grant date fair value of the PSUs was determined based on the PSUs awarded vesting at target, which is the performance the Company believed was probable on the grant date. The maximum opportunity of the 2021 PSUs for each NEO as of the grant date is as follows: Messrs. Dell'Osso $9,269,138, Russ $2,250,877 and Wichterich $1,135,125. Both RSUs and PSUs receive dividend equivalent rights to unvested stock that are earned and payable at the time the underlying shares vest. The assumptions used by the Company in calculating the amounts related to stock awards granted are incorporated by reference to Note 13 of the consolidated financial statements included in the Company's 10-K filing.

EXECUTIVE COMPENSATION // 49

(c) These amounts represent aggregate grant date fair value determined in accordance with ASC 718. The assumptions used by the Company in calculating the amounts related to stock options are incorporated by reference to Note 12 of the consolidated financial statements included in the Company's 10-K filing for the year ended December 31, 2019.

(d) The 2021 amounts in this column represent annual incentive plan program awards earned with respect to the designated year and paid in the following year, as described under the caption "2021 Annual Incentive Program" beginning on page 39.

(e) The table below provides additional information on the amounts reported in the All Other Compensation column of the Summary Compensation Table for 2021.

(f) Mr. Dell'Osso received his 2021 equity awards in October 2021 which he was originally scheduled to receive in April 2021. In order to maintain consistency within the executive team, the Compensation Committee used the 30-day VWAP from the April awards to determine the number of RSUs and PSUs to grant to Mr. Dell'Osso for his service as CFO. However, in accordance with FASB ASC Topic 718 these awards are reported in the Summary Compensation Table and Grants of Plan-Based Awards table using the grant date fair value determined as of the October 2021 grant date. Because of the substantial increase in our stock price between the October grant date and the April calculation date, the values reflected for Mr. Dell'Osso in the Summary Compensation Table and the Grants of Plan-Based Awards Table exceed the total target value for Mr. Dell'Osso under our long-term incentive plan.

(g) 2021 was Mr. Singh's first year as an NEO and he was hired on December 6, 2021.

(h) 2021 was Mr. Russ' first year as an NEO and he was hired on September 15, 2008.

(i) 2021 was Mr. Wichterich's first year as an NEO and he transitioned from a non-employee director to an employee on April 30, 2021.

(j) Includes $51,333 paid to Mr. Wichterich as a cash retainer for his service as a non-executive director.

(k) Includes $547,299 attributable to grants of RSUs made to Mr. Wichterich as a non-employee director.

(l) These amounts reflect compensation decisions made under the leadership of the prior Board.

All Other Compensation Table

Name	Year	Company Matching Contributions to Retirement Plans ($)[(a)]	New Hire Benefits ($)[(b)]	Severance Benefits[(c)]	Other Perquisites and Benefits ($)[(d)]	Total ($)
Domenic J. ("Nick") Dell'Osso, Jr.	2021	19,500	–	–	2,747	22,247
Mohit Singh	2021	–	23,516	–	75	23,591
Benjamin E. Russ	2021	19,500	–	–	1,193	20,693
Michael A. Wichterich	2021	–	–	–	2,554	2,554
Robert D. ("Doug") Lawler	2021	26,000	–	6,560,360	4,875	6,591,235
Frank J. Patterson	2021	23,646	–	1,684,318	7,475	1,715,439
James R. Webb	2021	22,392	–	1,601,268	3,245	1,626,905

(a) This column represents the matching contributions made by the Company for the benefit of the NEOs under the Company's 401(k) plan in 2021.

(b) This column represents relocation and temporary housing provided to Mr. Singh.

(c) Severance benefits described in more detail at the bottom of page 55.

(d) This column represents the value of other benefits provided to the NEOs in 2021 and includes amounts for supplemental life insurance premiums for all NEOs and financial advisory services for Mr. Webb. The Company does not permit personal use of corporate aircraft by our executive officers. Although families and invited guests are occasionally permitted to accompany executive officers and directors on business flights, no additional compensation is included in the table because the aggregate incremental cost to the Company is de minimis.

50 // CHESAPEAKE ENERGY CORPORATION

Grants of Plan-Based Awards Table for 2021

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) [(b)]			Estimated Future Payouts Under Equity Incentive Plan Awards (#) [(c)]				
Name	Type of Award [(a)]	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#) [(d)]	Grant Date Fair Value of Stock Awards($) [(e)]
Domenic J. ("Nick") Dell'Osso, Jr.	AIP	–	–	–	800,000	1,600,000					
	RSU	10/11/21	10/11/ 21							14,861	932,231
	PSU	10/11/21	10/11/21				–	29,722	59,444		2,788,518
	PSU	10/11/21	10/11/21				–	14,861	29,722		1,304,796
	RSU	10/11/21	10/11/21							2,119	132,925
	PSU	10/11/21	10/11/21				–	4,237	8,474		362,475
	PSU	10/11/21	10/11/21				–	2,119	4,238		178,780
Mohit Singh	RSU	12/6/21	12/6/21							26,842	1,604,883
Benjamin E. Russ	AIP	–	–	–	320,000	640,000					
	RSU	4/6/21	4/6/21							3,945	178,353
	RSU	6/16/21	6/16/21							1,454	78,647
	PSU	6/16/21	6/16/21				–	9,660	19,320		752,611
	PSU	6/16/21	6/16/21				–	4,830	9,660		372,828
Michael A. Wichterich	RSU	2/22/21	2/22/21							12,484	547,299
	PSU	4/30/21	4/26/21				–	9,204	9,204		358,496
	RSU	10/11/21	10/11/21				–			1,520	95,350
	PSU	10/11/21	10/11/21				–	3,040	6,080		260,072
	PSU	10/11/21	10/11/21				–	1,520	3,040		128,242
Robert D. ("Doug") Lawler	AIP	–	–	–	–	–					
	RSU	–	–				–	–	–	–	–
	PSU	–	–				–	–	–		–
Frank J. Patterson	AIP	–	–	–	–	–					
	RSU	–	–				–	–	–	–	–
	PSU	–	–				–	–	–		–
James R. Webb	AIP	–	–	–	–	–					
	RSU	–	–				–	–	–	–	–
	PSU	–	–				–	–	–		–

(a) These awards are described in "Compensation Discussion and Analysis" beginning on page 31.

(b) The actual amount earned in 2021 was paid in March 2022 as shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2021. See "Compensation Discussion and Analysis — Primary Executive Compensation Elements for 2021 – 2021 Annual Incentive Program" on page 39 for more information regarding our 2021 Annual Incentive Program.

(c) These columns reflect the potential payout range, in units, of aggregate PSUs granted in 2021. PSU awards generally vest three years from the date of grant, excluding the following: (i) the April 30 Interim CEO award to Mr. Wichterich will vest on any date prior to March 1, 2024 the 60-day volume weighted average price of the Company's common stock equals or exceeds $55; and (ii) the target awards of 29,722 and 14,861 to Mr. Dell'Osso will vest on May 28, 2024. See "Compensation Discussion and Analysis — 2021 Long-Term Incentive Program" on page 43 for more information regarding our 2021 Long-Term Incentive Program.

(d) The RSU awards generally vest ratably over three years from the date of grant. Mr. Dell'Osso's 14,861 RSUs vest one-third on October 11, 2022, one-third on May 28, 2023 and one-third on May 28, 2024. Mr. Singh's RSUs vest 25% on January 1, 2023, 25% on January 1, 2024 and 50% on January 1, 2025.

(e) These amounts represent the aggregate grant date fair value of RSU and PSU awards, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures during the applicable vesting periods. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value. For RSUs, values are based on the closing price of the Company's common stock on the grant date and PSUs are based on the market value determined by the Monte Carlo simulation. The assumptions used by the Company in calculating the amounts related to PSUs are incorporated by reference to Note 13 of the consolidated financial statements included in the 10-K filing. The grant date fair value of the PSUs was determined based on the vesting at target of the PSUs awarded, which is the performance the Company believed was probable on the grant date.

EXECUTIVE COMPENSATION // 51

Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table

EMPLOYMENT AGREEMENTS

Robert D. ("Doug") Lawler

The Company's employment agreement with Mr. Lawler was effective on June 17, 2013. Effective December 31, 2018, Mr. Lawler's employment agreement was amended to add a new term to his existing agreement beginning on December 31, 2018 and ending on December 31, 2021, with automatic renewals for successive one-year terms unless either party gives notice of nonrenewal. The amended agreement provided, among other things, for: (i) an initial annual base salary of $1.3 million, which will be reviewed annually and which may be increased at the discretion of the Compensation Committee; (ii) eligibility for annual incentive program payments payable at achievement of target and maximum levels of 150% and 300% of his base salary, respectively; (iii) annual grants of equity-based incentive awards under the Company's equity compensation plans; and (iv) health and other benefits similar to other executive officers. Mr. Lawler's employment agreement terminated upon his termination of employment with the Company.

Messrs. Dell'Osso, Patterson and Webb

Effective January 1, 2019, the Company entered into three-year employment agreements with Messrs. Dell'Osso, Patterson and Webb. The employment agreements provide, among other things, for: (i) minimum 2019 annual base salaries of $725,000, $660,000 and $625,000, respectively, for Messrs. Dell'Osso, Patterson and Webb; (ii) eligibility for annual incentive compensation for each fiscal year during the term of the agreement under the Company's then current annual incentive program; (iii) eligibility for equity awards under the Company's stock compensation plans; and (iv) health and other benefits. The employment agreements with Messrs. Patterson and Webb terminated upon their termination of employment with the Company. Our employment agreement with Mr. Dell'Osso expired on December 31, 2021 and we did not enter into a new employment agreement with Mr. Dell'Osso.

Michael A. Wichterich

Interim CEO Agreement

On April 26, 2021, the Board appointed Michael A. Wichterich as Interim Chief Executive Officer of the Company, effective April 30, 2021. In connection with his appointment, the Company entered into a letter agreement with Mr. Wichterich pursuant to which, during the period in which Mr. Wichterich serves as Interim Chief Executive Officer, he will receive a salary at the rate of (a) $61,250.00 per month through July 31, 2021 and (b) $204,583.33 per month thereafter. This structure was adopted to minimize that administrative burden related to the short anticipated duration of his role. In addition, in consideration for Mr. Wichterich's services as Interim Chief Executive Officer, the Interim CEO Agreement provides that he would receive an award of performance share units with a grant date value of $430,000 that will generally become vested if, on any date prior to March 1, 2024, the 60-day volume weighted average price of the Company's common stock equals or exceeds $55.

Executive Chair Agreement

On October 11, 2021, the Board of the Company appointed Mr. Wichterich, who resigned as Interim Chief Executive Officer upon the appointment of Mr. Dell'Osso, as Executive Chairman of the Company. The Company and Mr. Wichterich entered into a letter agreement dated October 11, 2021 providing that Mr. Wichterich would receive an annualized base salary of $650,000 and annual equity awards with an aggregate grant date value based on $2,000,000 per annum (net of the $350,000 Mr. Wichterich was paid as Non-Executive Chairman of the Board in respect of his services through May 20, 2022). The equity awards set forth in the table below were granted pursuant to the letter agreement in consideration of Mr. Wichterich's service as Executive Chairman in 2021, pursuant to the Company's 2021 Long-Term Incentive Plan.

Restricted Stock Units	1,520, vest one-third on each of October 11, 2022, 2023 and 2024
Performance Stock Units (absolute TSR)	3,040 at 100% payout level, cliff vest in full or in part on October 11, 2024 based on absolute TSR from September 30, 2021 through September 30, 2024
Performance Stock Units (relative TSR)	1,520 at 100% payout level, cliff vest in full or in part on October 11, 2024 based on relative TSR from September 30, 2021 through September 30, 2024

52 // CHESAPEAKE ENERGY CORPORATION

Mr. Dell'Osso's Equity Awards

On October 11, 2021, the Board appointed Mr. Dell'Osso, Jr. as President and Chief Executive Officer of the Company and as a member of the Board. Additionally, Mr. Dell'Osso remained in his role as Chief Financial Officer of the Company until his replacement, Mr. Singh, was announced.

The table below sets forth the Mr. Dell'Osso's restricted stock units, performance stock units that vest based on the Company's absolute total shareholder return and performance stock units that vest based on the Company's relative TSR that he will receive in consideration of his 2021 service as President and Chief Executive Officer and Chief Financial Officer, pursuant to the Company's 2021 Long-Term Incentive Plan.

	Awards for Service as Chief Financial Officer	Awards for Service as President and Chief Executive Officer
Restricted Stock Units	14,861, which vest one-third on each of October 11, 2022, May 28, 2023 and May 28, 2024	2,119, which vest one-third on each of October 11, 2022, 2023 and 2024
Performance Stock Units (absolute TSR)	29,722 at 100% payout level, which cliff vest in full or in part on May 28, 2024 based on absolute TSR from February 10, 2021 to December 29, 2023	4,237 at 100% payout level, which cliff vest in full or in part on October 11, 2024 based on absolute TSR from September 30, 2021 through September 30, 2024
Performance Stock Units (relative TSR)	14,861 at 100% payout level, which cliff vest in full or in part on May 28, 2024 based on relative TSR from February 10, 2021 to December 29, 2023	2,119 at 100% payout level, which cliff vest in full or in part on October 11, 2024 based on relative TSR from September 30, 2021 through September 30, 2024

Outstanding Equity Awards at Fiscal Year End 2021 Table

	Option Awards				Stock Awards			
	Number of Securities Underlying Unexercised Options (#)							
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [(a)]	Market Value of Shares or Units of Stock That Have Not Vested ($) [(b)]	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) [(c)]	Equity Incentive Plan Awards: Value of Unearned Units That Have Not Vested ($) [(d)]
Domenic J. ("Nick") Dell'Osso, Jr.	–	–	–	–	16,980	1,095,550	50,939	3,286,584
Mohit Singh	–	–	–	–	26,842	1,731,846	–	–
Benjamin E. Russ	–	–	–	–	5,399	348,343	14,490	934,895
Michael A. Wichterich	–	–	–	–	1,520	98,070	4,560	294,211
Robert D. ("Doug") Lawler	–	–	–	–	–	–	–	–
Frank J. Patterson	–	–	–	–	–	–	–	–
James R. Webb	–	–	–	–	–	–	–	–

(a) RSU awards generally vest ratably over a three year period. Mr. Dell'Osso was granted an RSU award of 14,861 shares on October 11, 2021 that vests one-third on October 11, 2022, one-third on May 28, 2023 and one-third May 28, 2024. Mr. Singh was granted an RSU award of 26,842 shares on December 6, 2021 that vests 25% on January 1, 2023, 25% on January 1, 2024 and 50% on January 1, 2025.

(b) Value shown in this column is based on closing price on December 31, 2021 of $64.52 per share.

(c) For details regarding PSUs, see "Compensation Discussion and Analysis — 2021 Long-Term Incentive Program — 2021 PSU Awards on page 44.

(d) Value shown is this column is based on a closing price on December 31, 2021 of $64.52 per share.

EXECUTIVE COMPENSATION // 53

54 // CHESAPEAKE ENERGY CORPORATION Option Exercises and Stock Vested Table for 2021 Option Awards Stock Awards Name Number of Shares Acquired on Exercise (#) Value Realized on Exercise ($) Number of Shares or Units Acquired on Vesting (#) Value Realized on Vesting ($) Domenic J. (“Nick”) Dell’Osso, Jr. – – – – Mohit Singh – – – – Benjamin E. Russ – – – – Michael A. Wichterich – – (a) (a) Robert D. (“Doug”) Lawler – – – – Frank J. Patterson – – – – James R. Webb – – – – (a) The PSUs granted to Mr. Wichterich in his capacity as Interim CEO vested on September 16, 2021 and Mr. Wichterich is entitled to receive 9,204 shares in settlement of such PSUs on the earlier of March 1, 2024 or upon a Change of Control. The value of the shares as of the date of vesting was $563,192.76 based on a closing price of $61.19 per share. Post-Employment Compensation As described below, our named executive officers will receive specified payments in the event of termination without cause or for good reason, change of control, or death or disability of the named executive officer. TERMINATION WITHOUT CAUSE OR FOR GOOD REASON The Company may terminate any of our named executive officers’ employment at any time, with or without cause. If the Company terminates the executive’s employment without cause or the executive terminates their employment for good reason, the NEOs are entitled to receive the following: Domenic J. (“Nick”) Dell’Osso, Jr. Pursuant to the terms of employment agreement (which ex- pired on December 31, 2021), if Mr. Dell’Osso was terminated without cause or he resigned for good reason outside of a change-of-control period, he would have been entitled to re- ceive (i) a lump sum payment of one (1) times the sum of his base salary and annual bonus, (ii) pro rata vesting of all un- vested equity-based compensation awarded other than PSUs (which will only be payable subject to the attainment of per- formance measures for the applicable performance period as provided under the terms of the applicable award agreement), (iii) a lump sum payment of any accrued and unused paid time off, and (iv) a lump sum payment equal to his COBRA premi- ums for a twelve (12) month period. For purposes of Mr. Dell’Osso’s agreement, “cause” is defined as (i) willful and continued failure to substantially perform his duties following written demand, or (ii) willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. Mr. Dell’Osso resig- nation for “good reason” is defined as (i) the elimination of his job position or a material reduction in duties and/or reas- signment to a new position of materially less authority, or (ii) a material reduction in his base salary. As of January 1, 2022, Mr. Dell’Osso has the following sever- ance rights to post-employment compensation set forth in the Chesapeake Energy Corporation Executive Severance Plan as a “Tier 1 Executive.” If his employment with the Company is terminated without cause or he resigned for good reason outside of a change-of-control period, he would be entitled to receive (i) a cash severance payment equal to two (2) times the sum of his base salary and target annual bonus, payable in substantially equal installments on the Company’s regular payroll schedule for the twelve (12) month period commencing on his termination date and (ii) the product of (a) twelve (12) and (b) the monthly amount of the Company’s contribution to the premiums for the executive’s group health plan coverage determined under the Company’s group health plans as in ef- fect immediately prior to the executive’s termination. For purposes of the Chesapeake Energy Corporation Execu- tive Severance Plan, “cause” means (i) the executive failed or refused to substantially perform his duties, responsibilities and authorities, (ii) any commission by or indictment of an executive for a felony or a crime of moral turpitude, (iii) the executive has engaged in material misconduct in the course and scope of their employment, including but not limited to, incompetence, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, improper disclosure of confidential information, repeated and unexcused absenteeism, improper appropriation of corporate opportunity or any other material violation of the Company's personnel policies, rules or codes of conduct or any fiduciary duty owed to the Company or its affiliates, (iv) the executive has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation or falsification of records, or (v) the executive has engaged in any act or omission that is likely to materially damage the Company's or any of its affiliates' business, including, without limitation, the Company's or any of its affiliates' reputation, adversely affect the Company's or any of its affiliates' operations, condition (financial or otherwise), prospects or interests or bring the Company or any of its affiliates negative publicity or into public disgrace, embarrassment, or disrepute.

Resignations for "good reason" exist when any of the following actions are taken without the executive's consent: (i) the executive's authority with the Company, or his duties or responsibilities, are materially diminished, (ii) reduction in such executive's base salary in an amount of 10% or more, (iii) during the 12-month period following a Change in Control, the requirement to relocate more than 50 miles from executive's then-current place of employment, or (iv) the Company's material failure to comply with the terms of the Chesapeake Energy Corporation Executive Severance Plan.

Michael A. Wichterich

Mr. Wichterich is not a participant in the Executive Severance Plan. If his employment with the Company is terminated outside of a change in control, he would be entitled to receive payment for his accrued paid time off.

Mohit Singh and Benjamin E. Russ

Messrs. Singh and Russ are participants in the Chesapeake Energy Corporation Executive Severance Plan as "Tier 2 Executives." If either Mr. Singh's or Mr. Russ' employment with the Company is terminated without cause or he resigned for good reason outside of a change-of-control period, he would be entitled to receive (i) a cash severance payment equal to one (1) times the sum of his base salary and target annual bonus, payable in substantially equal installments on the Company's regular payroll schedule for the twelve (12) month period commencing on his termination date and (ii) the product of (a) twelve (12) and (b) the monthly amount of the Company's contribution to the premiums for the executive's group health plan coverage determined under the Company's group health plans as in effect immediately prior to the executive's termination.

The Company believes these payments are appropriate given the risk and level of responsibility the NEOs have assumed.

Robert D. ("Doug") Lawler, Frank J. Patterson and James R. Webb

Messrs. Lawler, Patterson and Webb were each treated as terminated without cause during 2021. The following table sets forth the amounts actually paid to each of Messrs. Lawler, Patterson and Webb in connection with each executive's termination and pursuant to their previously established employment agreements:

	Robert D. ("Doug") Lawler[(a)]	Frank J. Patterson[(b)]	James R. Webb[(c)]
Cash Severance	$6,420,032	$1,591,331	$1,507,004
Accrued Paid Time Off	$140,328	$81,854	$77,513
COBRA	–	$11,133	$16,751
TOTAL	**$6,560,360**	**$1,684,318**	**$1,601,268**

(a) Mr. Lawler received the following severance payments: (i) a payment of one and three-quarters (1.75) times the sum of his base salary and Annual Bonus in a lump sum payment (ii) a lump sum payment of any paid time off accrued and unused through April 30, 2021; and (iii) an additional payment in the amount of $158,510.96 in exchange for the waiver of the 30-day notice provision in Mr. Lawler's employment agreement.

(b) Mr. Patterson received the following severance payments: (i) a payment of one (1) times the sum of his base salary and annual bonus in a lump sum payment; (ii) a lump sum payment of any paid time off accrued and unused through June 11, 2021; (iii) a lump sum payment equal to twelve (12) months of his monthly COBRA premiums; and (iv) an additional payment in the amount of $26,273.08 for waiver of the 10-day notice period required by Mr. Patterson's employment agreement.

(c) Mr. Webb received the following severance payments: (i) a payment of one (1) times the sum of his base salary and annual bonus in a lump sum payment; (ii) a lump sum payment of any paid time off accrued and unused through June 11, 2021; (iii) a lump sum payment equal to twelve (12) months of his monthly COBRA premiums; and (iv) an additional payment in the amount of $24,879.81 for waiver of the 10-day notice provision in Mr. Webb's employment agreement.

EXECUTIVE COMPENSATION // 55

Change of Control

Domenic J. ("Nick") Dell'Osso, Jr.

Pursuant to the terms of employment agreement (which expired on December 31, 2021), if Mr. Dell'Osso was terminated without cause or he resigned for good reason during the twenty-four (24) months following a change-of-control, he would have been entitled to receive (i) a lump sum payment of two (2) times the sum of his base salary and annual bonus, (ii) pro rata vesting of all unvested equity-based compensation awarded other than PSUs (which will only be payable subject to the attainment of performance measures for the applicable performance period as provided under the terms of the applicable award agreement), (iii) a lump sum payment of any accrued and unused paid time off, and (iv) a lump sum payment equal to his COBRA premiums for a twelve (12) month period.

As of January 1, 2022, Mr. Dell'Osso has the following change of control severance rights under the Chesapeake Energy Corporation Executive Severance Plan if his employment is terminated without cause or he resigns for good reason within 12 months of a change in control, he would be entitled to receive (i) a cash severance payment equal to three (3) times the sum of his base salary and annual bonus, and (ii) the product of (a) 12 and (b) the monthly amount of the Company's contribution to the premiums for the executive's group health plan coverage determined under the Company's group health plans as in effect immediately prior to the executive's termination.

Upon Mr. Dell'Osso's termination within the 12-month period following a change in control, the outstanding RSUs held by Mr. Dell'Osso become fully vested. Upon a termination by the Company without cause or a resignation for good reason, each within the 12-month period following a change in control, the outstanding PSUs become fully vested based on actual performance.

Michael A. Wichterich

Upon Mr. Wichterich's termination within the 12-month period following a change in control, the outstanding RSUs held by Mr. Wichterich become fully vested. Upon a termination by the Company without cause or a resignation for good reason, each within the 12-month period following a change in control, the outstanding PSUs become fully vested based on actual performance.

Mohit Singh and Benjamin E. Russ

Under the Chesapeake Energy Corporation Executive Severance Plan, if Messrs. Singh or Russ is terminated without cause or resign for good reason within 12 months of a change in control, he would be entitled to receive (i) a cash severance payment equal to two (2) times the sum of his base salary and annual bonus, and (ii) the product of (a) 12 and (b) the monthly amount of the Company's contribution to the premiums for the executive's group health plan coverage determined under the Company's group health plans as in effect immediately prior to the executive's termination.

Upon either of Mr. Singh's or Mr. Russ' termination within the 12-month period following a change in control, the outstanding RSUs held by them become fully vested. Upon a termination by the Company without cause or a resignation for good reason, each within the 12-month period following a change in control, the outstanding PSUs become fully vested based on actual performance.

We recognize that our NEOs may not be retained following a change in control. Therefore, we provide such officers these severance payments to motivate the NEOs to continue to work for the Company, even if the perceive a change in control is imminent. We believe this protection helps prevent potential loss of key personnel at a time when retaining such employees could have a critical impact on the successful execution of a change in control transaction for the benefit of shareholders.

DEATH OR DISABILITY

Upon the death or disability of any our NEOs, the NEO would be entitled to receive (i) immediate vesting of all unvested awards under the Company's equity compensation plans, and (ii) payment of accrued but unused paid time off.

56 // CHESAPEAKE ENERGY CORPORATION

Potential Payments upon Termination or Change of Control Table

	Termination without Cause/ Good Reason Termination ($) [(a)]	Change of Control ($) [(b)]	Death or Disability of Executive ($) [(c)]
Domenic J. ("Nick") Dell'Osso, Jr.			
Cash Severance	1,768,789	3,537,578	–
PSU Awards	273,012	3,286,584	3,286,584
RSU Awards	91,006	1,095,550	1,095,550
Accrued Paid Time Off	102,692	102,692	102,692
COBRA	16,751	16,751	–
TOTAL	**2,252,250**	**8,039,155**	**4,484,826**
Mohit Singh			
Cash Severance	1,050,000	2,100,000	–
PSU Awards	–	–	–
RSU Awards	–	1,731,846	1,731,846
Accrued Paid Time Off	14,761	14,761	14,761
COBRA	16,751	16,751	–
TOTAL	**1,081,512**	**3,863,358**	**1,746,607**
Benjamin E. Russ			
Cash Severance	720,000	1,440,000	–
PSU Awards	–	934,895	934,895
RSU Awards	–	348,343	348,343
Accrued Paid Time Off	23,173	23,173	23,173
COBRA	16,751	16,751	–
TOTAL	**759,924**	**2,763,162**	**1,306,411**
Michael A. Wichterich			
Cash Severance	–	–	–
PSU Awards	–	294,211	294,211
RSU Awards	–	98,070	98,070
Accrued Paid Time Off	73,081	73,081	73,081
COBRA	–	–	–
TOTAL	**73,081**	**465,362**	**465,362**

(a) For Messrs. Dell'Osso, Singh and Russ, this column includes: (i) 1 times the sum of base salary and annual bonus; (ii) any accrued but unused paid time off; and (iii) COBRA lump sum for 12-month period. For Mr. Dell'Osso, this column also includes the pro rata vesting of unvested equity awards. Mr. Wichterich would only be eligible for payment of his accrued paid-time off.

(b) Assumes change of control followed by termination of executive without cause or good reason termination within 12 months following the change of control (or 24 months for Mr. Dell'Osso). For Messrs. Dell'Osso, Singh and Russ, this column includes 2 times the sum of base salary and annual bonus, accelerated vesting of unvested equity awards, any accrued but unused paid time off and COBRA lump sum for 12-month period. Mr. Wichterich would only be eligible for the accelerated vesting of unvested equity awards and payment of accrued but unused paid time off.

(c) Includes: (i) accelerated vesting of unvested equity awards and (ii) accrued but unused paid time off.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing disclosure regarding the ratio of total compensation of the CEO to the total compensation of our median employee. We identified our median employee from all full-time and part-time workers who were included as employees on our payroll as of December 31, 2021 (the date used to identify the median employee), based on base salary, using a reasonable estimate of hours worked and overtime actually paid in 2021 for hourly employees, bonuses earned for 2021 performance, the grant date value of equity granted in 2021, and 401(k) matching contributions during 2021.

The 2021 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $7,688,937, as reported in the Summary Compensation Table of this proxy statement. The 2021 annual total compensation as determined under Item 402 of Regulation S-K and described above for our median employee was $133,645. The ratio of our CEO's annual compensation to our median employee's annual total compensation for fiscal year 2021 was approximately 58 to 1.

The CEO Pay Ratio above represents our reasonable estimate calculated in the manner consistent with SEC rules and

EXECUTIVE COMPENSATION // 57

applicable guidance. SEC rules and guidance permit significant flexibility in how companies identify the median employee and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure shareholders should keep in mind that the rule was not designed to facilitate comparison of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular Company's compensation practices and pay ratio disclosures.

Neither the Compensation Committee nor our management team used our CEO Pay Ratio measure in making compensation decisions.

2021 Director Compensation

The Compensation Committee reviews pay levels for non-employee directors each year with assistance from its independent compensation consultant, who prepares a comprehensive assessment of our non-employee director compensation program. The assessment includes benchmarking of director compensation with the same peer group used for executive compensation purposes, an update on recent trends in director compensation and a review of related corporate governance best practices.

Compensation of Current Board Members

Six of our directors were appointed to the Board in February 2021 in connection with our emergence from Chapter 11 bankruptcy, a process in which our shareholders (and former creditors) were actively engaged. Our current non-employee director compensation program consists of: (i) a cash retainer, payable quarterly in arrears; (ii) an annual value-based equity grant for all non-employee directors; (iii) an additional value-based equity grant for the Board Chair; and (iv) additional fees for service as Committee Chairs and/or members, which can be taken in the form of a quarterly cash payment or a one-time value-based equity award, at the election of each Board member. Details of our 2021 non-employee director compensation program are as follows:

- An annual cash retainer of $80,000, payable quarterly in arrears and prorated for the first quarter of 2021, to each non-employee director;
- A grant of RSUs with an aggregate annual grant date value of approximately $300,000;
- An additional grant of RSUs to the Chairman of the Board with a grant date value of approximately $226,500;
- For service on the Audit Committee, an annual fee of $25,000 per year to the chair and $10,000 per year to each other member;
- For service on the Compensation Committee, an annual fee of $20,000 to the committee chair and $5,000 to each other member; and
- For service on the ESG and Nominating Committees, an annual fee of $15,000 to each committee chair and $5,000 to each other member.

Value and Vesting of 2021 RSU Awards. In 2021, the number of RSUs granted in February 2021 to our directors was based on the volume weighted average price, or VWAP, for the five-day period ending on February 19, 2021. These RSUs vest on May 20, 2022, or, if the director resigns earlier than May 20, 2022, on a pro rata basis over the 16-month period ending May 20, 2022.

Cash Retainers. In 2021, cash retainers were payable quarterly in arrears and were prorated for time served as a Board or Committee member, as applicable.

Committee Chair/Member Fees. Board members may elect to take annual committee chair/membership fees in the form of cash, payable quarterly in arrears, or RSUs, which were issued in February 2021 and vest pro rata over the 16-month period from February 2021 through May 2022.

Comparison of 2021 and Future Year RSU/Equity Awards — 16-Month vs. 12-Month Coverage Period. Significantly, the value of RSU grants anticipated to be made in June 2022 and in all future years will be significantly lower ($200,000 per year for each Board member and $150,000 per year for the Chairman of the Board, as compared to $300,000 and $226,500, respectively, in 2021), due in part to the longer 16-month period covered for the February 2021 equity grant (16 months vs. 12 months) and also due to the heavier workload required in 2021, the first year of Board membership.

58 // CHESAPEAKE ENERGY CORPORATION

In 2022 and all future years, the Compensation Committee plans to make RSU/equity grants to non-employee Board members at the time of the Company's annual meeting of shareholders, which is expected take place in late May or early June of each year. These equity grants are expected to cover a 12-month period.

Deferral of RSU/Equity Compensation. Directors are eligible to defer any or all of their RSU/equity awards through a deferred compensation plan of the Company. During 2021, each director elected to accept all RSU/equity awards on a tax-deferred basis.

Compensation of Former Board Members

Due to the Company's bankruptcy and resulting restructuring of its debt and equity capitalization, members of the then-serving Compensation Committee eliminated the use of equity-based compensation in favor of the following cash retainers, paid quarterly in advance to the Company's former Board members:

- $400,000 to each non-employee director;
- $250,000 to the Board Chair;
- $25,000 to the Audit Committee Chair; and
- $15,000 each to the Chairs of the Compensation, ESG and Nominating Committees.

This compensation arrangement continued through February 9, 2021, when the Company emerged from bankruptcy and the former directors resigned their positions.

Director Compensation Table

	Fees Earned or Paid in Cash ($) [a]	Stock Awards ($) [b]	Total ($)
CURRENT NON-EMPLOYEE DIRECTORS			
Timothy S. Duncan	78,147	313,719	369,366
Benjamin C. Duster, IV	98,083	300,918	371,507
Sarah A. Emerson	89,167	300,918	365,085
Matthew M. Gallagher	71,333	332,921	384,254
Brian Steck	71,333	332,921	384,254
FORMER DIRECTORS			
R. Brad Martin	145,000	—	145,000
Gloria R. Boyland	75,000	—	75,000
Luke R. Corbett	75,000	—	75,000
Mark A. Edmunds	75,000	—	75,000
Leslie Starr Keating	75,000	—	75,000
Merrill A. "Pete" Miller, Jr.	78,750	—	78,750
Thomas L. Ryan	81,250	—	81,250

(a) Reflects the annual cash compensation, as discussed above. Mr. Duster and Ms. Emerson elected to receive their Committee Chair/Membership fees in the form of a cash retainer, payable quarterly in arrears. Amounts shown include prorated amounts attributable to Committee reassignments, which may occur during the year.

(b) Reflects the aggregate grant date fair value of 2021 RSU awards determined pursuant to FASB ASC Topic 718. The assumptions used by the Company in calculating these amounts are incorporated by reference to Note 13 to the consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 24, 2022. The RSU award was made to each non-employee director on February 22, 2021, with the number of RSUs issued to each director determined the VWAP of the Company's common stock for the five trading day period ended on February 19, 2021 ($43.71 per share). The valuation of the RSU awards, as shown in the Director Compensation Table, was determined by the closing price of the Company's common stock on the grant date, February 22, 2021 ($43.84 per share). Messrs. Duncan, Gallagher and Steck elected to receive their Committee Chair/Membership fees in the form of RSU awards in February 2021. Amounts shown include prorated amounts attributable to Committee reassignments, which may occur during the year. Amounts for 2021 are higher than expected annual stock awards due in part to the longer 16-month period covered for the February 2021 equity grant (16 months vs. 12 months) and also due to the heavier workload required in 2021, the first year of Board membership.

EXECUTIVE COMPENSATION // 59

60 // CHESAPEAKE ENERGY CORPORATION PwC Engagement Process The Audit Committee is directly responsible for the appointment, compensa- tion (including advance approval of audit fees), retention and oversight of the independent registered public accounting firm (independent auditor) that au- dits our financial statements and our internal control over financial reporting. The Committee has selected PwC as our independent auditor for 2022. PwC and its predecessors have served as our independent auditor since 1992. The Audit Committee annually reviews PwC’s independence and performance in deciding whether to retain PwC or engage a different independent auditor. In the course of these reviews, the Committee considers, among other things: • PwC’s historical and recent performance on the Chesapeake audit; • PwC’s capability and expertise in handling the breadth and complexity of our nationwide operations; • An analysis of PwC’s known legal risks and any significant legal or regula- tory proceedings in which it is involved (including a review of the number of audit clients reporting restatements as compared to other major ac- counting firms); • External data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on PwC and its peer firms; • Appropriateness of PwC’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and • PwC’s independence and tenure as our auditor, including the benefits and independence risks of having a long-tenured auditor and controls and pro- cesses that help ensure PwC’s independence. Ratification of PwC as Independent Registered Public Accounting Firm for 2022 WHAT ARE YOU VOTING ON? We are asking our shareholders to ratify the selec- tion of PricewaterhouseCoopers LLP (PwC) as the independent audi- tor of our consolidated financial statements and our internal control over financial reporting for 2022. Although ratification is not required by our Bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate gover- nance. If the selection is not ratified, the Committee will consider whether it is appropriate to select another independent auditor. Even if the selec- tion is ratified, the Committee may select a different auditor at any time during the year if it determines that this would be in the best interest of Chesapeake and our shareholders. AUDIT PROPOSAL 3 Your Board recommends a vote FOR approval of Proposal 3.

8x+

Meetings per year between committee chair and PwC

8x+

Committee meetings per year, including executive sessions between committee members and PwC

LONG-TENURE BENEFITS

Higher audit quality. Through 30 years of experience with Chesapeake, PwC has gained institutional knowledge of, and deep expertise regarding, our operations and businesses, accounting policies and practices, and internal control over financial reporting.

Efficient fee structure. PwC's aggregate fees are competitive with peer companies because of PwC's familiarity with our business.

No onboarding or educating new auditor. Bringing on a new auditor requires a significant time commitment that could distract from management's focus on financial reporting and internal controls.

INDEPENDENCE CONTROLS

Thorough Audit Committee oversight. The Committee's oversight includes private meetings with PwC (the full Committee meets with PwC at least eight times per year and the chair at least eight times per year), a comprehensive annual evaluation by the Committee in determining whether to engage PwC, and a committee-directed process for selecting the lead partner.

Rigorous limits on non-audit services. Chesapeake requires Audit Committee pre-approval of non-audit services, prohibits certain types of non-audit services that otherwise would be permissible under SEC rules, and requires that PwC is engaged only when it is best suited for the job.

Strong internal PwC independence process. PwC conducts periodic internal quality reviews of its audit work, staffs Chesapeake's nationwide audit with a large number of partners and rotates lead partners every five years.

Strong regulatory framework. PwC, as an independent registered public accounting firm, is subject to PCAOB inspections, AICPA peer reviews and PCAOB and SEC oversight.

Based on this evaluation, the Audit Committee believes that PwC is independent and that it is in the best interests of Chesapeake and our shareholders to retain PwC as our independent auditor for 2022.

PwC Will Attend the Annual Meeting

PwC representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and be available to respond to appropriate shareholder questions.

Through 30 years of experience with Chesapeake, PwC has gained institutional knowledge of and deep expertise regarding our operations and businesses.

AUDIT // 61

62 // CHESAPEAKE ENERGY CORPORATION The Audit Committee has retained PwC (along with other accounting firms) to provide non-audit services in 2021. We understand the need for PwC to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. Accordingly, the Committee has established the following policies and processes related to non-audit services. We restrict the non-audit services that PwC can provide. To minimize relationships that could appear to impair PwC’s objec- tivity, the Audit Committee has restricted the types of non-audit services that PwC may provide to us (and that otherwise would be permissible under SEC rules) and requires that the Company engage PwC only when it is best suited for the job. We have a pre-approval process for non-audit services. The Audit Committee has adopted policies and procedures for pre- approving all non-audit work that PwC performs for us. Specifically, the Committee has pre-approved the use of PwC for specific types of services related to tax compliance, planning and consultations; acquisition/disposition services, including due diligence; consultations regarding accounting and reporting matters; and reviews and consultations on internal control and other related services. The Committee has set a specific annual limit on the amount of non-audit services (audit-related and tax services) that the Company can obtain from PwC. It has also required management to obtain specific pre-approval from the Committee for any single engagement over $1 million or any types of services that have not been pre-approved. The Committee chair is authorized to pre-approve any audit or non-audit service on behalf of the Committee, provided these decisions are presented to the full Committee at its next regularly scheduled meeting. How We Control and Monitor Non-Audit Services Provided by PwC 2021 2020 Audit(a) $ 6,355,000 $ 5,516,000 Audit-related — — Tax (b) 832,000 77,000 All other fees(c) 1,000 1,000 TOTAL $ 7,188,000 $ 5,594,000 (a) Fees were for audits and interim reviews, including for subsidiaries of the Company, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC. (b) These amounts related to professional services rendered for tax compliance and tax consulting services. (c) These amounts related to services rendered for software licenses. A summary of fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), for fiscal years 2020 and 2021 is set forth below: PwC Fees for 2020 and 2021 Independent Auditor Information

AUDIT // 63 Audit Committee oversees selection of new lead audit engagement partner every five years. The Audit Committee requires key PwC partners assigned to our audit to be rotated at least every five years. The Committee and its chair oversee the selection process for each new lead engagement partner. Throughout this process, the Committee and management provide input to PwC about Chesapeake priorities, discuss candidate qualifications and interview potential candidates put forth by PwC. Consideration of audit firm rotation. To help ensure continuing auditor independence, the Committee also periodically consid- ers whether there should be a regular rotation of the independent auditor. Rotation of Key Audit Partners and Audit Firms To avoid potential conflicts of interest, the Audit Committee has adopted restrictions on our hiring of any PwC partner, director, manager, staff member, reviewing actuary, reviewing tax professional and any other individuals responsible for providing audit assurance on any aspect of PwC’s audit and review of our financial statements. We Have Hiring Restrictions for PwC Employees The Audit Committee is directly responsible for the appoint- ment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing audit reports or performing other services for the Company. The independent auditor reports directly to the Audit Committee. Audit Committee Report In connection with fulfilling its responsibilities under its char- ter, the Audit Committee met with management and PwC throughout the year, and met with PwC at each quarterly meeting without the presence of management. The Audit Committee also reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2021. The Committee discussed with PwC the matters required to be discussed under auditing standards adopted by the Public Company Accounting Over- sight Board, or the PCAOB, and reviewed and discussed with PwC the auditor’s independence from the Company and its management. As part of that review, PwC provided the Com- mittee the written disclosures and letter concerning indepen- dence required by the PCAOB. Based on these reviews and discussions, the Audit Commit- tee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. MEMBERS OF THE AUDIT COMMITTEE: Benjamin C. Duster, IV, Chair Timothy S. Duncan Matthew M. Gallagher Pursuant to its charter, the Audit Committee is also charged with the oversight of: the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and indepen- dence; and the performance of the Company’s internal audit func- tion, independent auditor and Chief Compliance Officer. Management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles, or GAAP, and for developing, main- taining and evaluating the Company’s internal control over financial reporting and other control systems. The indepen- dent registered public accountant is responsible for auditing the annual financial statements prepared by management, assessing the Company’s internal control over financial reporting, and expressing an opinion with respect to each.

SHARE OWNERSHIP

Holdings of Major Shareholders

The following table shows certain information regarding the persons we know to be the beneficial owners of more than five percent of our issued and outstanding common stock (as of the date of such shareholder's Schedule 13D or Schedule 13G filings with the SEC).

Beneficial Owner	Common Stock	
	Number of Shares	Percent of Class
Blackstone Inc. 345 Park Avenue, New York, NY 10054	13,017,649 [(a)]	11.1%
Oaktree Capital Group, LLC 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071	13,036,425 [(b)]	11.0%
Prudential Financial, Inc. 751 Broad Street, Newark, NJ 07102-3777	11,591,941 [(c)]	9.9%
Capital World Investors 333 South Hope Street, 55th Floor, Los Angeles, CA 90071	11,427,558 [(d)]	9.7%
Franklin Resources, Inc. One Franklin Parkway, San Mateo, CA 94403-1906	11,531,407 [(e)]	9.3%
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	9,679,571 [(f)]	8.3%
Blackrock, Inc. 55 East 52nd Street, New York, NY 10055	9,511,366 [(g)]	8.1%
FMR LLC 245 Summer Street, Boston, MA 02210	5,922,231 [(h)]	5.0%

(a) *This information is as of November 1, 2021, as reported in a Schedule 13G filed on November 12, 2021 by Blackrock Inc. and the following members of its affiliated group: BX Vine (PUB) Aggregator L.P., BX Vine Oil & Gas Aggregator L.P., BCP VI/BEP II/BEP Holdings Manager L.L.C., Blackstone Energy Management Associates II L.L.C., Blackstone Energy Management Associates L.L.C., Blackstone Management Associates VI L.L.C., Blackstone EMA II L.L.C., Blackstone EMA L.L.C., BMA VI L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., Blackstone Group Management L.L.C. and Stephen A. Schwarzman. The reporting persons have sole power to vote or direct the vote of such shares and sole power to dispose or to direct the disposition of such shares.*

(b) *This information is as of December 31, 2021, as reported in an amended Schedule 13G filed on February 14, 2022 by Oaktree Capital Group, LLC and the following members of its affiliated group: OCM XI CHK Holdings, LLC, OCM Xb CHK Holdings, LLC, Oaktree Fund GP, LLC, Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Group, LLC, Oaktree Capital Group Holdings GP, LLC, Brookfield Public Securities Group LLC, Brookfield Public Securities Group Holdings LLC, Brookfield US Inc., Brookfield Asset Management Inc. and BAM Partners Trust. The amended Schedule 13G reports aggregate beneficial ownership of 13,036,425 shares, including 1,033,811 shares issuable upon exercise of warrants. The reporting persons have sole power to vote or direct the vote of such shares and sole power to dispose or to direct the disposition of such shares.*

(c) *This information is as of December 31, 2021, as reported in an amended Schedule 13G filed on February 14, 2022 by Prudential Financial, Inc. The Schedule 13G reports aggregate beneficial ownership of 12,384,410 shares, including: (i) sole power to vote or direct the vote of 81,697 shares; (ii) shared power to vote or direct the vote of 11,517,244 shares; (iii) sole power to dispose or direct the disposal of 81,697 shares; and (iv) shared power to dispose or to direct the disposition of 11,517,244 shares.*

(d) *This information is as of December 31, 2021, as reported in a Schedule 13G filed on February 11, 2022 by Capital World Investors, a division of Capital Research and Management Company. The Schedule 13G reports aggregate beneficial ownership of 11,427,558 shares, including 468,122 shares issuable upon exercise of warrants. The reporting persons have sole power to vote or direct the vote of such shares and sole power to dispose or to direct the disposition of such shares.*

(e) *This information is as of December 31, 2021, as reported in an amended Schedule 13G filed on February 3, 2022 by Franklin Resources, Inc., and the following members of its affiliated group: Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. The amended Schedule 13G reports aggregate beneficial ownership of 11,531,407 shares, including 6,514,384 shares issuable upon the exercise of warrants, The reporting person has sole power to vote or direct the vote of such shares and sole power to dispose or to direct the disposition of such shares.*

(f) *This information is as of December 31, 2021, as reported in a Schedule 13G filed on February 9, 2022 by The Vanguard Group. The Schedule 13G reports aggregate beneficial ownership of 9,679,571 shares, including: (i) sole power to vote or to direct the vote of -0- shares and (ii) shared power to vote or to direct the vote of 87,464 shares; (iii) sole power to dispose or direct the disposition of 9,518,652 shares; and (iv) shared power to dispose or direct the disposition of 160,919 shares.*

(g) *This information is as of December 31, 2021, as reported in a Schedule 13G filed on February 7, 2022 by Blackrock, Inc. The Schedule 13G reports aggregate beneficial ownership of 9,511,366 shares, including: (i) sole power to vote or to direct the vote of 9,246,236 shares and (ii) sole power to dispose or direct the disposition of 9,511,366 shares.*

(h) *This information is as of February 8, 2022, as reported in an amended Schedule 13G filed on February 9, 2022 by FMR LLC. The amended Schedule 13G reports aggregate beneficial ownership of 5,922,231 shares, including: (i) sole power to vote or to direct the vote of 1,030,626 shares and (ii) sole power to dispose or direct the disposition of 5,922,231 shares.*

64 // CHESAPEAKE ENERGY CORPORATION

Securities Ownership of Officers and Directors

The table below sets forth the beneficial ownership of our directors, director nominees, NEOs and all of our directors, director nominees and executive officers as a group. Unless otherwise indicated, the information is given as of April 11, 2022, and the persons named below have sole or shared voting and/or investment power with respect to such shares.

		Common Stock			
	Beneficial Owner	Number of Shares	Share Equivalents[(a)]	Total Ownership	Percent of Class
OFFICERS	Domenic J. ("Nick") Dell'Osso, Jr.	–	–	–	*
	Mohit Singh	101	–	101	*
	Joshua J. Viets[(b)]	–	–	–	*
	Benjamin E. Russ	932	4,084	5,016	*
	Michael Wichterich	–	12,484	12,484	*
DIRECTORS	Timothy S. Duncan	–	7,156	7,156	*
	Benjamin C. Duster, IV	–	6,864	6,864	*
	Sarah A. Emerson	–	6,864	6,864	*
	Matthew M. Gallagher	–	7,594	7,594	*
	Brian Steck	–	7,594	7,594	*
All current directors and executive officers as a group (10 persons)		**1,033**	**52,640**	**53,673**	*

(a) Includes restricted stock unit awards that: (i) are scheduled to vest within 60 days of April 11, 2021; or (ii) for directors, have vested, but have been contributed to a deferred compensation plan at the election of the director.

(b) Mr. Viets was hired as our Executive Vice President and Chief Operating Officer in February 2022.

** Less than 1%*

Equity Compensation Plan Information

When the Company emerged from bankruptcy on February 9, 2021, a new 2021 Long-Term Incentive Plan (LTIP) was adopted by order of the United States Bankruptcy Court for the Southern District of Texas, a process in which the Company's largest creditors (and significant post-bankruptcy shareholders) participated. The new 2021 LTIP authorizes the issuance of up to 6,880,000 shares of the Company's common stock, including 6,800,000 shares authorized in the bankruptcy process and 80,000 shares that were assumed in the Company's November 2021 acquisition of Vine Energy Inc. The following table sets forth information about the Company's common stock as of December 31, 2021, that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	–	–	–
Equity compensation plans not approved by security holders	912,521[(1)]	–	5,885,282[(2)]
TOTAL	**912,521[(1)]**	–	**5,885,282[(2)]**

(1) Consists of shares issuable upon vesting of restricted stock units and performance share units outstanding as of December 31, 2021. The Company has not issued any stock options.

(2) Consists of shares that remained available for issuance under the 2021 LTIP as of December 31, 2021. The 2021 LTIP prohibits the reuse of shares withheld or delivered to satisfy tax withholding requirements.

SHARE OWNERSHIP // 65

66 // CHESAPEAKE ENERGY CORPORATION We established a new share ownership guideline for our executive officers and non-employee directors to hold Chesapeake common stock, including RSUs. Executive Officers. Our CEO is expected to hold Chesapeake common stock valued at seven times of base salary, while each executive vice president is required to hold common stock valued at three times base salary. Withholding of shares issued upon vesting of RSUs in order to satisfy tax withholding requirements is permitted. Non-Employee Directors. Each non-employee director is required to hold common stock valued at five times his or her annual cash retainer. Valuation. Valuation of the common stock held by executive officers and non-employee directors is based on the greater of the: (i) acquisition/grant date value; (ii) current spot price; or (iii) the trailing 36-month average closing price of our common stock. Compliance Timeline. Although there is no predetermined achievement period, executive officers and non-employee directors are not permitted to sell their common stock until they have complied with the share ownership guideline. As of April 11, 2022, each non-employee director has complied with the Beneficial Ownership Guideline. We anticipate that our executive officers will achieve compliance in approximately two to three years, as their RSU and PSU awards vest. Beneficial Ownership Guideline Section 16(a) Beneficial Ownership Reporting Compliance Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and subsequent changes with the SEC. Based solely on a review of filings with the SEC and written representations of our officers and directors that no other reports were required, we believe that during the year ended December 31, 2021 all Section 16(a) reports were filed on a timely basis.

SHAREHOLDER MATTERS

Submitting Proposals for 2023 Annual Meeting

The table below summarizes the requirements for shareholders who wish to submit proposals or director nominations for next year's annual meeting. Shareholders are encouraged to consult SEC Rule 14a-8 or our Bylaws, as applicable, to see all applicable requirements.

	Proposals for inclusion in 2023 proxy	Director nominees for inclusion in 2023 proxy (proxy access)	Other proposals/nominees to be presented at 2023 meeting
Type of proposal	SEC rules permit shareholders to submit proposals for inclusion in our Proxy Statement by satisfying the requirements specified in SEC Rule 14a-8	A shareholder (or a group of shareholders) owning at least 3% of Chesapeake stock for at least 3 years may submit director nominees (up to 25% of the Board) for inclusion in our Proxy Statement by satisfying the requirements specified in Section 1.11(f) of our Bylaws*	Shareholders may present proposals or shareholder nominations directly at the annual meeting (and not for inclusion in our Proxy Statement) by satisfying the requirements specified in Section 1.11(b) of our Bylaws*
When proposal must be received by Chesapeake	No later than close of business on December 30, 2022	No earlier than February 9, 2023 and no later than close of business on March 11, 2023	
Where to send	By mail: Benjamin E. Russ, Executive Vice President – General Counsel and Corporate Secretary, Chesapeake Energy Corporation, 6100 N. Western Avenue, Oklahoma City, OK 73118 By email: shareholder.proposals@chk.com		
What to include	The information required by SEC Rule 14a-8	The information required by our Bylaws*	

** Our Bylaws are available at sec.gov/Archives/edgar/data/895126/000089512621000033/ex32bylaws.htm.*

The Chairman of the meeting may disregard any nomination of a candidate for director or refuse to allow the transaction of any business under a proposal if such is not made in compliance with the procedures in our Bylaws or other requirements of rules under the Exchange Act.

Additional Shareholder Engagement and Corporate/Social Responsibility

Chesapeake strives to be a charitable, engaged and responsible partner in the communities where we live and work. We pay close attention to concerns regarding our operations through a variety of active community engagement initiatives. We recognize that despite its over 160-year history in the United States, oil and natural gas development is still a very new industry in several areas of the country. We understand the importance of educating community members about our activities, maintaining open lines of communication and proactively seeking opportunities to provide further information about our safe and responsible drilling and completion processes, including the over 70-year-old process of hydraulic fracturing. Following discussions with shareholders, we recognize that addressing the community impacts of our operations has become increasingly important to a wider audience, including our shareholders. Consequently, we intend to continue to interact with our shareholders on these issues. We believe this furthers our goal of continuous improvement in all of our operations, including our community engagement strategies and public disclosures.

SHAREHOLDER MATTERS // 67

68 // CHESAPEAKE ENERGY CORPORATION This Proxy Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include any statements that are not historical facts and include expected oil, natural gas and natural gas liquids (NGL) production and future expens- es, estimated operating costs, assumptions regarding future oil, natural gas and NGL prices, planned drilling activity, esti- mates of future drilling and completion and other capital ex- penditures, goals for the future, projected future commitments, acquisitions and divestitures and their effect on future opera- tions, capital transactions and the potential use of authorized shares, performance goals, actions related to 2022 executive compensation, estimated future payouts under long-term in- centive plan awards, additional shareholder engagement, the adequacy of our provisions for legal contingencies, statements concerning anticipated revenue, cash flow and liquidity, equi- ty repurchases and dividend payments, operating and capital efficiencies, business strategy and other plans and objectives for future operations. Although we believe the expectations and forecasts reflect- ed in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying as- sumptions prove incorrect, actual results may vary materially from those indicated. Factors that could cause actual results to differ materially from expected results are described under Risk Factors and other sections of our most recent Annual Report on Form 10-K and in other filings with the SEC, and include: the volatility of oil, natural gas and NGL prices; the financial limitations attributable to debt covenants and warrant agreements; our ability to access capital markets on favorable terms; the availability of cash flows from operations and other funds to finance reserve replacement costs and potential ac- quisitions; our ability to replace reserves and sustain produc- tion; results of litigation; charges incurred in response to mar- ket conditions and in connection with our ongoing actions to repurchase equity and maintain our dividend program; drilling and operating risks and resulting liabilities; and a deterioration in general economic, business or industry conditions. Forward-Looking Statements

Headquartered in Oklahoma City, Chesapeake Energy Corporation is powered by dedicated and innovative employees who are focused on discovering and responsibly developing our leading positions in top U.S. oil and gas plays. With a goal to achieve net-zero direct GHG emissions by 2035, Chesapeake is committed to safely answering the call for affordable, reliable, lower carbon energy. SUSTAINABILITY REPORT We’re answering the call for affordable, reliable, lower carbon energy. Ches- apeake is proud to be part of the solution addressing global energy poverty, while reducing our environmental impact and prioritizing safety. Our ESG microsite is dedicated to reporting the Company’s ESG performance and progress, encouraging transparency and accountability among our stakeholders. esg.chk.com ESG NEWS Every day Chesapeake employees work toward continuous improvement of our ESG performance, implementing innovative ideas with a commitment to safety, stewardship and service to the communities where we operate. We share their success stories, as well as examples of our core values in action, within the ESG News section of esg.chk.com. COMMUNICATE WITH THE COMPANY Board of Directors 866-291-3401 (Director Access Line) TalktoBoD@chk.com Compliance and Ethics 877-CHK-8007 (877-245-8007) (anonymous) compliance@chk.com chkethics.com Investor Relations 405-935-8870 ir@chk.com Owner Relations 877-CHK-1GAS (877-245-1427) contact@chk.com 2021 ANNUAL REPORT chk.com/investors/annual-report 2022 ANNUAL MEETING WEBSITE AND 2022 ONLINE PROXY STATEMENT chk.com/investors/annual-meeting

6100 NORTH WESTERN AVENUE OKLAHOMA CITY, OK 73118 6100 NORTH WESTERN AVENUE OKLAHOMA CITY, OK 73118

CHESAPEAKE ENERGY

6100 NORTH WESTERN AVENUE
OKLAHOMA CITY, OK 73118

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Time, on June 8, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CHK2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Time, on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chesapeake Energy Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84036-P68754 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CHESAPEAKE ENERGY CORPORATION

The Board of Directors recommends a vote FOR the election of all director nominees.

1. Election of Directors	**For**	**Against**	**Abstain**
1a. Domenic J. Dell'Osso, Jr.	☐	☐	☐
1b. Timothy S. Duncan	☐	☐	☐
1c. Benjamin C. Duster, IV	☐	☐	☐
1d. Sarah A. Emerson	☐	☐	☐
1e. Matthew Gallagher	☐	☐	☐
1f. Brian Steck	☐	☐	☐
1g. Michael Wichterich	☐	☐	☐

Company Proposals - The Board of Directors recommends a vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To approve on an advisory basis our named executive officer compensation.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, the signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D84037-P68754 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. PROXY CHESAPEAKE ENERGY CORPORATION Annual Meeting of Shareholders THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS June 9, 2022 10:00 A.M. Central Time The undersigned hereby appoints Michael Wichterich, Domenic J. Dell’Osso, Jr. and Benjamin E. Russ, or any of them as proxies with full power of substitution, to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the “Company”) that the undersigned would be entitled to vote at the Company’s Annual Meeting of Shareholders to be held on Thursday, June 9, 2022, at 10:00 a.m., Central Time, and at any adjournment or postponement thereof, as stated on the reverse side, and upon such other matters as may properly come before the meeting, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.